EXECUTION VERSION

NOVACOPPER INC.

AND

SUNWARD RESOURCES LTD.

ARRANGEMENT AGREEMENT

DATED April 22, 2015

i

TABLE OF CONTENTS
(continued)

ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated April 22, 2015

BETWEEN:

NOVACOPPER INC., a corporation existing under the Laws of the Province of British Columbia (“NovaCopper”)

AND:

SUNWARD RESOURCES LTD., a corporation existing under the Laws of the Province of British Columbia (“Sunward”)

RECITALS:

A.	NovaCopper desires to acquire all of the issued and outstanding Sunward Shares (as hereinafter defined).

B.

The Parties (as hereinafter defined) have determined that the transactions contemplated by this Agreement will be effected by means of a Plan of Arrangement under the BCBCA (as hereinafter defined) and Sunward has agreed to submit the Plan of Arrangement for approval by the Sunward Shareholders (as hereinafter defined) and the Supreme Court of British Columbia.

C.

The Sunward Board (as hereinafter defined) has determined, after receiving financial and legal advice and following the receipt and review of a unanimous recommendation from the Special Committee (as hereinafter defined) that the Consideration (as hereinafter defined) per Sunward Share to be received by Sunward Shareholders pursuant to the Arrangement (as hereinafter defined) is fair to Sunward Shareholders from a financial point of view and that the Arrangement is in the best interests of Sunward, and the Sunward Board has resolved to recommend that the Sunward Shareholders vote in favour of the Arrangement, all subject to the terms and the conditions contained in this Agreement.

D.

The NovaCopper Board (as hereinafter defined) has determined, after receiving financial and legal advice, that the Arrangement is advisable and in the best interests of NovaCopper, and the NovaCopper Board has resolved to recommend that the NovaCopper Shareholders vote in favour of the issuance of the Consideration Shares (as hereinafter defined), the DSU Shares, and reservation for issuance of the Option Shares (as hereinafter defined), as may be required by the NYSE MKT, all subject to the terms and the conditions contained in this Agreement.

E.

NovaCopper has entered into the NovaCopper Voting Agreements (as hereinafter defined) with the Sunward Locked-Up Shareholders (as hereinafter defined), pursuant to which, among other things, such Sunward Shareholders have agreed, subject to the terms and conditions thereof, to vote the Sunward Shares held by them in favour of the Arrangement.

THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, including any transaction involving only Sunward or NovaCopper and/or one or more of its wholly-owned subsidiaries, any offer, proposal, expression of interest, or inquiry from any Person or group of Persons (other than a Party or any of its affiliates) after the date hereof relating to:

(a)	any acquisition or sale, direct or indirect (including by way of option, lease or joint venture), of:

(i)

the assets of a Party and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, taken as a whole; or

(ii)

20% or more of any voting or equity securities, or any securities exchangeable for or convertible into voting or equity securities, of a Party or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of such Party and its subsidiaries, taken as a whole;

(b)

any take-over bid, tender offer or exchange offer for any class of voting or equity securities, or any securities exchangeable for or convertible into voting or equity securities, of a Party and/or one or more of its subsidiaries that, if consummated, would result in such Person or Persons beneficially owning 20% or more of any class of such securities;

(c)

a plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, joint venture, partnership, liquidation, dissolution or other similar transaction involving a Party or any of its subsidiaries;

(d)	any transaction or series of transactions similar to those referred to in paragraphs (a), (b), or (c) above involving a Party or any of its subsidiaries; or

(e)	any public announcement of an intention to do any of the foregoing;

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, together with the Sunward Disclosure Letter and the NovaCopper Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Applicable Anti-Corruption Laws” has the meaning ascribed thereto in Section 3.1(ii);

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Sunward and NovaCopper, each acting reasonably);

“Arrangement Option” has the meaning ascribed thereto in Section 5.4(h);

“Arrangement Resolution” means the special resolution of the Sunward Shareholders approving the Plan of Arrangement which is to be considered at the Sunward Meeting and shall be substantially in the form and content of Schedule “B” hereto;

“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any Environmental Permit;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“BCSC” means the British Columbia Securities Commission, and includes any successor thereto;

“Board Nominees” means two persons nominated by Gold First to be directors of NovaCopper as of the Effective Time, provided that such persons shall be acceptable to NovaCopper, acting reasonably;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

“Change in Recommendation” means the circumstances where, prior to Sunward having obtained the Sunward Shareholder Approval or NovaCopper having obtained the NovaCopper Shareholder Approval, as applicable, the board of directors of a Party fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to the other Party or fails to reaffirm its recommendation of the Arrangement within five (5) business days (and in any case prior to the Sunward Meeting and the NovaCopper Meeting) after having been requested in writing by such other Party to do so, in a manner adverse to such other Party (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of ten (10) business days (or beyond the date which is one business day prior to the Sunward Meeting and the NovaCopper Meeting, if sooner) shall be considered an adverse modification);

“Confidentiality Agreement” means the mutual confidentiality agreement between NovaCopper and Sunward, dated January 21, 2015, as amended or supplemented from time to time;

“Consideration” means the consideration to be received by the Sunward Shareholders pursuant to the Plan of Arrangement as consideration for their Sunward Shares, consisting of 0.30 NovaCopper Shares per Sunward Share;

“Consideration Shares” means the NovaCopper Shares to be issued as the Consideration pursuant to the Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia;

“D&O Insurance” has the meaning ascribed thereto in Section 7.6(a);

“Depositary” means any trust company, bank or other financial institution agreed to in writing by Sunward and NovaCopper for the purpose of, among other things, exchanging certificates representing Sunward Shares for the Consideration in connection with the Arrangement;

“Dissent Rights” means the rights of dissent exercisable by the Sunward Shareholders in respect of the Arrangement described in Article 4 of the Plan of Arrangement;

“DSU Shares” means the NovaCopper Shares issuable upon the automatic vesting of the Sunward DSUs at the Effective Time;

“Effective Date” has the meaning ascribed thereto in Section 2.10(a);

“Effective Time” means the time on the Effective Date that the Arrangement will be deemed to have been completed, which shall be 12:01 am (Vancouver time) on the Effective Date or such other time as agreed to by NovaCopper and Sunward in writing;

“Environmental Laws” means all Laws, including the laws of Colombia and the United States, as applicable, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (b) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, responses, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs (including control, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs), expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative or court order, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter, arising under or related to any Environmental Laws, Environmental Permits, or in connection with any: (a) Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property; (b) tank, drum, pipe or other container that contains or contained a Hazardous Substance; or (c) use, generation, disposal, treatment, processing, recycling, handling, transport, transfer, import, export or sale of Hazardous Substance;

“Environmental Permits” means all Permits or program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

“Exchange Ratio” means 0.30;

“Filing Deadline” means the date of filing by NovaCopper of the Preliminary NovaCopper Circular with the SEC, which shall be the later of (a) April 28, 2015; and (b) the date that is three (3) days following receipt by NovaCopper from Sunward of all of Sunward’s information required to be included in the NovaCopper Circular;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Sunward and NovaCopper, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Sunward and NovaCopper, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Sunward and NovaCopper, each acting reasonably) on appeal;

“Gold First” means Gold First Investments Limited, a holder of 32.6% of Sunward’s Shares;

“Governmental Entity” means: (a) any multinational, national, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or entity, domestic or foreign; (b) any stock exchange, including the TSX or the NYSE MKT; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (e) any corporation or other body that is wholly or partially owned (20% or greater) or controlled by any of the above; or (f) any public international organization;

“Government Official” includes (i) any employee, official or agent of any Government Entity; (ii) any person who holds a legislative, administrative, regulatory or judicial position with any Government Entity; or (iii) any member of a political party or candidate for public office outside of Canada or the United States;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“In-the-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at the time of the securities subject to the stock option exceeds the aggregate exercise price of the stock option;

“Interim Order” means the interim order of the Court in a form acceptable to Sunward and NovaCopper, each acting reasonably, providing for, among other things, the calling and holding of the Sunward Meeting, as the same may be amended by the Court with the consent of Sunward and NovaCopper, each acting reasonably;

“Key Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, as set out in Schedule “C” hereto;

“Key Third Party Consents” means those consents, approvals and notices required from any third party in respect of the completion of the Arrangement that are set out in Schedule “D” hereto;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the TSX and the NYSE MKT), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its subsidiaries or its or their business, undertaking, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Mailing Deadline” means the date that is three (3) days following the expiration of the 10-day waiting period following the filing of the Preliminary NovaCopper Circular with the SEC or the satisfaction of any comments from the SEC on the Preliminary NovaCopper Circular;

“Material Adverse Effect” means, in respect of any Person, any change, effect, event or circumstance that, individually or in the aggregate with other such changes, effects, events or circumstances, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of such Person and its subsidiaries, taken as a whole; provided that no change, effect, event or circumstance resulting from or attributable to any of the following shall be deemed to be, or taken into account in determining whether there has been or would reasonably expected to be, a Material Adverse Effect: (i) the announcement of the execution of this Agreement or the transactions contemplated hereby; (ii) general political, economic or financial conditions in Canada, the United States or Colombia; (iii) the state of securities or commodity markets in general; (iv) any change in applicable Laws or in the interpretation or application thereof by any Governmental Entity provided that such change does not have the effect of expropriating or materially reducing the ownership interest in, or rights to, the property and the Mineral Rights of that Person; (v) any change in IFRS or in the interpretation or application thereof by any Governmental Entity; (vi) any weather-related event or natural disaster or outbreak or escalation of hostilities or acts of war (whether or not declared) or act of terrorism; (vii) changes affecting the mining industry generally or the price of gold; (viii) any change, in and of itself, in the market price or trading volume of such Person’s common shares (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been, or will be, a Material Adverse Effect); provided that, in the case of clauses (ii), (iii), (iv), (v), (vi) and (vii), any such change, effect, event or circumstance shall not be excluded to the extent the same disproportionately affects (individually or together with other changes, effects, events or circumstances) such Person and its subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the same industry in which such Person and its subsidiaries operate;

“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“MD&A” has the meaning ascribed thereto in Section 3.1(j);

“Meeting Deadline” means thirty (30) days following the Mailing Deadline;

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators;

“NovaCopper Aboriginal Contracts” has the meaning ascribed thereto in Section 4.1(r)(x);

“NovaCopper Board” means the board of directors of NovaCopper as the same is constituted from time to time;

“NovaCopper Preliminary Circular” means the proxy statement as may be required by Section 14(a) of the U.S. Exchange Act;

“NovaCopper Circular” means the notice of the NovaCopper Meeting and accompanying joint management information circular of NovaCopper and Sunward, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the NovaCopper Shareholders in connection with the NovaCopper Meeting, as amended, supplemented or otherwise modified from time to time;

“NovaCopper Disclosure Letter” means the disclosure letter executed by NovaCopper and delivered to Sunward prior to the execution of this Agreement;

“NovaCopper Financial Statements” has the meaning ascribed thereto in Section 4.1(j);

“NovaCopper Meeting” means the special meeting of NovaCopper Shareholders, including any adjournment or postponement thereof, to be called for the purpose of obtaining NovaCopper Shareholder Approval;

“NovaCopper Mineral Rights” has the meaning ascribed thereto in Section 4.1(r);

“NovaCopper Options” has the meaning ascribed thereto in Section 4.1(e);

“NovaCopper Properties” has the meaning ascribed thereto in Section 4.1(r);

“NovaCopper Public Disclosure Record” means all prospectuses, information statements, reports, schedules, forms and other documents filed by NovaCopper on SEDAR since November 30, 2013;

“NovaCopper Shareholder Approval” means the approval by the NovaCopper Shareholders by ordinary resolution at the NovaCopper Meeting of the issuance of the Consideration Shares, the DSU Shares and reservation for issuance of the Option Shares, in accordance with the policies of the TSX;

“NovaCopper Shareholders” means the holders of NovaCopper Shares;

“NovaCopper Shares” means the common shares in the authorized capital of NovaCopper;

“NovaCopper Termination Fee Event” has the meaning ascribed thereto in Section 7.4(f);

“NovaCopper Voting Agreements” means the voting agreements (including all amendments thereto) between NovaCopper and the Sunward Locked-up Shareholders setting forth the terms and conditions upon which the Sunward Locked-up Shareholders have agreed, among other things, to vote their Sunward Shares in favour of the Arrangement Resolution;

“NYSE MKT” means the NYSE MKT LLC;

“Option Shares” means the NovaCopper Shares issuable upon the exercise of Arrangement Options;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person; provided that in any event such action is not unreasonable or unusual;

“Outside Date” means August 31, 2015, or such later date as may be agreed to in writing by the Parties;

“Parties” means Sunward and NovaCopper, and “Party” means any of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other Authorization of, from or required by any Governmental Entity;

“Permitted Liens” means (i) easements, rights of way, zoning ordinances, and other similar land use and environmental regulations which are not, individually or in the aggregate, material in amount or effect to the business of the applicable Party and its consolidated subsidiaries; (ii) Liens arising under or pursuant to the organizational documents of the applicable Party or any of its subsidiaries; and (iii) Liens which do not, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such property or assets;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of Sunward, substantially in the form of Schedule “A” hereto, and any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Sunward and NovaCopper, each acting reasonably;

“Regulatory Authorities” means any regulatory or governmental agency having jurisdiction over Sunward or any of its subsidiaries, on the one hand, or NovaCopper or any of its subsidiaries, on the other hand, or their respective activities;

“Regulatory Authorizations” has the meaning ascribed thereto in Section 3.1(w);

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Representatives” has the meaning ascribed thereto in Section 7.2(a);

“Response Period” has the meaning ascribed thereto in Section 7.3(a)(ii);

“Returns” means all returns, reports, declarations, elections, notices, filings, information returns and statements in respect of Taxes that are filed or required to be filed with any Governmental Entity, including all amendments, schedules, attachments or supplements thereto and whether in tangible or electronic form;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means the BCSC and the applicable securities commissions and other securities regulatory authorities in each of the other provinces of Canada;

“Securities Laws” means the Securities Act, the U.S. Securities Act and the U.S. Exchange Act, together with all other applicable state, federal and provincial securities Laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Special Committee” means the special committee of the Sunward Board established to consider and make recommendations to the Sunward Board regarding the Arrangement and any Acquisition Proposal;

“subsidiary” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Sunward Aboriginal Contracts” has the meaning ascribed thereto in Section 3.1(r)(xi);

“Sunward Benefit Plans” has the meaning ascribed thereto in Section 3.1(x);

“Sunward Board” means the board of directors of Sunward as the same is constituted from time to time;

“Sunward Circular” means the notice of the Sunward Meeting and accompanying joint management information circular of NovaCopper and Sunward, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Sunward Shareholders in connection with the Sunward Meeting, as amended, supplemented or otherwise modified from time to time;

“Sunward Disclosure Letter” means the disclosure letter executed by Sunward and delivered to NovaCopper prior to the execution of this Agreement;

“Sunward DSUs” has the meaning ascribed thereto in Section 3.1(f);

“Sunward Financial Advisors” has the meaning ascribed thereto in Section 3.1(gg);

“Sunward Financial Statements” has the meaning ascribed thereto in Section 3.1(j);

“Sunward Locked-up Shareholders” means all directors and officers of Sunward, all Sunward Shareholders holding greater than 10% of the issued and outstanding Sunward Shares, Paulson Gold Master Fund Ltd. and David Boehm;

“Sunward Meeting” means the special meeting of Sunward Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Sunward Mineral Rights” has the meaning ascribed thereto in Section 3.1(r);

“Sunward Options” means the outstanding options to purchase Sunward Shares granted under the Sunward Stock Option Plan;

“Sunward Properties” has the meaning ascribed thereto in Section 3.1(r);

“Sunward Public Disclosure Record” means all prospectuses, information statements, reports, schedules, forms and other documents filed by Sunward on SEDAR since March 31, 2013;

“Sunward Securityholders” means the Sunward Shareholders and holders of Sunward Options;

“Sunward Shareholder Approval” has the meaning ascribed thereto in Section 2.2(b);

“Sunward Shareholders” means the holders of Sunward Shares;

“Sunward Shares” means the common shares in the authorized share capital of Sunward;

“Sunward Stock Option Plan” means the incentive stock option plan of Sunward, adopted by Sunward Shareholders on September 10, 2013;

“Sunward Termination Fee Event” has the meaning ascribed thereto in Section 7.4(c);

“Superior Proposal” means:

(a)

with respect to Sunward, any bona fide unsolicited written Acquisition Proposal made after the date of this Agreement (and not obtained in violation of Section 7.2) that would result in any Person becoming the beneficial owner of 100% of the outstanding Sunward Shares or all or substantially all of the consolidated assets of Sunward and its subsidiaries and:

(i)

that, in the case of an Acquisition Proposal to acquire the outstanding Sunward Shares, is made available to all Sunward Shareholders on the same terms and conditions (other than in the case of an asset transaction);

(ii)	is not subject to a financing or due diligence condition;

(iii)	in respect of which the Sunward Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that:

(A)

the transactions contemplated by such Acquisition Proposal are reasonably capable of being completed in accordance with their terms and without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal;

(B)	failure to recommend such Acquisition Proposal to the Sunward Shareholders would be inconsistent with its fiduciary duties under applicable Law; and

(C)

having regard for all of its terms and conditions and the terms and conditions of the Arrangement, such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the Sunward Shareholders (in their capacity as such) from a financial point of view than the Arrangement, after taking into account any change to the terms of the Arrangement proposed by NovaCopper pursuant to Section 7.3; and

(b)

with respect to NovaCopper, any bona fide unsolicited written Acquisition Proposal made after the date of this Agreement (and not obtained in violation of Section 7.2) that would result in any Person becoming the beneficial owner of 100% of the outstanding NovaCopper Shares or all or substantially all of the consolidated assets of NovaCopper and its subsidiaries and:

(i)

that, in the case of an Acquisition Proposal to acquire the outstanding NovaCopper Shares, is made available to all NovaCopper Shareholders on the same terms and conditions (other than in the case of an asset transaction);

(ii)	is not subject to a financing or due diligence condition; and

(iii)	in respect of which the NovaCopper Board determines, in its good faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that:

(A)

the transactions contemplated by such Acquisition Proposal are reasonably capable of being completed in accordance with their terms and without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal;

(B)	failure to recommend such Acquisition Proposal to the NovaCopper Shareholders would be inconsistent with its fiduciary duties under applicable Law; and

(C)

having regard for all of its terms and conditions and the terms and conditions of the Arrangement, such Acquisition Proposal would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the NovaCopper Shareholders (in their capacity as such) from a financial point of view than the Arrangement, after taking into account any change to the terms of the Arrangement proposed by Sunward pursuant to Section 7.3.

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing;

“Termination Fee” means an amount equal to US $1 million;

“Titribi Project” means Sunward’s copper project located in the town of Titribi in the Department of Antioquia, Columbia;

“Transaction Personal Information” has the meaning ascribed thereto in Section 9.1;

“TSX” means the Toronto Stock Exchange;

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“Upper Kobuk Mineral Projects” means NovaCopper’s Arctic and Bornite copper projects located in the Ambler mining district in Northwestern Alaska;

“U.S. GAAP” means accounting principles generally accepted in the United States;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars. References to US$ in this Agreement refer to United States dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS consistently applied.

1.7	Knowledge

(a)

In this Agreement, references to “the knowledge of Sunward” means the actual knowledge of Philip O’Neill, William Hayden, Jay Sujir and Paul Robertson, in each case, after making due enquiries regarding the relevant matter.

(b)

In this Agreement, references to “the knowledge of NovaCopper” means the actual knowledge of Rick Van Nieuwenhuyse and Elaine Sanders, in each case, after making due enquiries regarding the relevant matter.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	-	Plan of Arrangement
Schedule B	-	Arrangement Resolution
Schedule C	-	Key Regulatory Approvals
Schedule D	-	Key Third Party Consents

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

Sunward and NovaCopper agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2 Interim Order

As soon as reasonably practicable following the execution of this Agreement, and in any event in sufficient time to hold the Sunward Meeting in accordance with Section 2.3, Sunward shall apply to the Court in a manner acceptable to NovaCopper, acting reasonably, pursuant to Section 291 of the BCBCA and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Sunward Meeting and for the manner in which such notice is to be provided;

(b)

that the requisite approval for the Arrangement Resolution shall be the affirmative vote of (i) at least two-thirds of the votes cast at the Sunward Meeting in person or by proxy by the Sunward Shareholders voting together as one class on the basis of one vote per Sunward Share and (ii) to the extent required by Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, the majority of the votes cast at the Sunward Meeting in person or by proxy by the Sunward Shareholders on the basis of one vote per Sunward Share, excluding the votes cast in respect of Sunward Shares held by certain interested or related parties or joint actors of Sunward in accordance with the minority approval requirements of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (the “Sunward Shareholder Approval”);

(c)	that, in all other respects, the terms, conditions and restrictions of the Sunward constating documents, including quorum requirements and other matters, shall apply in respect of the Sunward Meeting;

(d)	for the grant of Dissent Rights only to the Sunward Shareholders who are registered Sunward Shareholders;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)	that the Sunward Meeting may be adjourned from time to time by the management of Sunward with the consent of NovaCopper without the need for additional approval of the Court;

(g)	that the record date for Sunward Shareholders entitled to notice of and to vote at the Sunward Meeting will not change in respect of any adjournment(s) of the Sunward Meeting;

(h)

that it is NovaCopper’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement; and

(i)	for such other matters as NovaCopper may reasonably require, subject to obtaining the prior consent of Sunward, such consent not to be unnecessarily withheld.

2.3	Sunward Meeting

Subject to the terms of this Agreement:

(a)

Sunward agrees to convene and conduct the Sunward Meeting in accordance with the Interim Order, Sunward’s notice of articles, articles and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Sunward and NovaCopper agree to use their commercially reasonable efforts to schedule the Sunward Meeting and NovaCopper Meeting on the same day.

(b)

Except as required for quorum purposes or otherwise permitted under this Agreement, Sunward shall not adjourn (except as required by Law or by valid Sunward Shareholder action), postpone or cancel (or propose or permit the adjournment (except as required by Law or by valid Sunward Shareholder action), postponement or cancellation of) the Sunward Meeting without NovaCopper’s prior consent.

(c)

Sunward will advise NovaCopper as NovaCopper may reasonably request, and at least on a daily basis on each of the last five (5) business days prior to the date of the Sunward Meeting, as to the aggregate tally of the proxies received by Sunward in respect of the Arrangement Resolution.

(d)

Sunward will promptly advise NovaCopper of any written notice of dissent or purported exercise by any Sunward Shareholder of Dissent Rights received by Sunward in relation to the Arrangement and any withdrawal of Dissent Rights received by Sunward and, subject to applicable Law, any written communications sent by or on behalf of Sunward to any Sunward Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement.

(e)

At the reasonable request of NovaCopper from time to time, Sunward shall provide NovaCopper with lists (in written and/or electronic form), which lists shall include names, addresses and holdings, of (i) the registered Sunward Shareholders, (ii) all Persons holding securities issued by Sunward that are convertible into, or exercisable or exchangeable for, Sunward Shares (including holders of Sunward Options) and (iii) all non-objecting beneficial owners of Sunward Shares. NovaCopper may from time to time request Sunward to require, and Sunward shall require, that the registrar and transfer agent for the Sunward Shares furnish NovaCopper with such additional information and other assistance as NovaCopper may reasonably request.

2.4	Sunward Circular

(a)

As promptly as reasonably practicable following execution of this Agreement, and in any event prior to the close of business on the Mailing Deadline, Sunward shall (i) prepare the Sunward Circular together with any other documents required by applicable Laws, (ii) file the Sunward Circular in all jurisdictions where the same is required to be filed, and (iii) mail the Sunward Circular as required under applicable Laws and by the Interim Order. On the date of mailing thereof, the Sunward Circular shall comply in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit the Sunward Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Sunward Meeting.

(b)

In the event that Sunward provides a notice to NovaCopper regarding a possible Acquisition Proposal pursuant to Section 7.2(d) prior to the mailing of the Sunward Circular, then unless the Parties agree otherwise, the Mailing Deadline will be extended until the date that is five (5) days following the earlier of either (i) written notification from Sunward to NovaCopper that the Sunward Board has determined that the Acquisition Proposal is not a Superior Proposal, or (ii) the date on which Sunward and NovaCopper enter into an amended agreement pursuant to Section 7.3(b) which results in the Acquisition Proposal in question not being a Superior Proposal; provided, that in no event shall the Mailing Deadline be extended for more than an aggregate of ten (10) days in connection with any such Acquisition Proposal. In the event that the Mailing Deadline is so extended, the Meeting Deadline shall be extended by the same number of days as the Mailing Deadline has been extended.

(c)

Sunward shall ensure that the Sunward Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the Sunward Circular will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information relating solely to NovaCopper and its affiliates, which information shall be the sole responsibility of NovaCopper).

(d)

Subject to Article 7, Sunward shall (i) solicit proxies in favour of the Arrangement Resolution and against any contrary resolution submitted by any other Sunward Shareholder, (ii) recommend to Sunward Shareholders that they vote in favour of the Arrangement Resolution, (iii) not make a Change in Recommendation and (iv) include in the Sunward Circular a statement that each director and executive officer of Sunward intends to vote all of such Person’s Sunward Shares (including any Sunward Shares issued upon the exercise of any Sunward Options) in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the NovaCopper Voting Agreements.

(e)

NovaCopper will furnish to Sunward all such information regarding NovaCopper and its respective affiliates as may be required by the Interim Order or applicable Laws for inclusion in the Sunward Circular and in any amendments or supplements thereto or other documents related thereto.

(f)

NovaCopper and its legal counsel shall be given a reasonable opportunity to review and comment on the Sunward Circular prior to the Sunward Circular being printed, mailed to Sunward Shareholders and filed with the applicable Securities Authorities, and reasonable consideration shall be given to any comments made by NovaCopper and its legal counsel; provided that all information included in the Sunward Circular relating solely to NovaCopper and its affiliates shall be in form and substance satisfactory to NovaCopper, acting reasonably. Sunward shall provide NovaCopper with a final copy of the Sunward Circular prior to the mailing to the Sunward Shareholders.

(g)

Each Party shall promptly notify the other Party if at any time before the Effective Date it becomes aware that the Sunward Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Sunward Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the Sunward Circular, as required or appropriate, and Sunward shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Sunward Circular to Sunward Shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities and as otherwise required.

2.5	NovaCopper Meeting

Subject to the terms of this Agreement:

(a)

NovaCopper agrees to convene and conduct the NovaCopper Meeting in accordance with NovaCopper’s notice of articles and articles and applicable Law as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Sunward and NovaCopper agree to use their commercially reasonable efforts to schedule the Sunward Meeting and NovaCopper Meeting on the same day.

(b)

Except as required for quorum purposes or otherwise permitted under this Agreement, NovaCopper shall not adjourn (except as required by Law or by valid NovaCopper Shareholder action), postpone or cancel (or propose or permit the adjournment (except as required by Law or by valid NovaCopper Shareholder action), postponement or cancellation of) the NovaCopper Meeting without Sunward’s prior consent.

(c)

NovaCopper will advise Sunward as Sunward may reasonably request, and at least on a daily basis on each of the last five (5) business days prior to the date of the NovaCopper Meeting, as to the aggregate tally of the proxies received by NovaCopper in respect of the NovaCopper Shareholder Approval.

2.6	NovaCopper Circular

(a)

As promptly as reasonably practicable following execution of this Agreement, and in any event prior to the close of business on the Filing Deadline, NovaCopper shall (i) prepare the NovaCopper Preliminary Circular together with any other documents required by applicable Laws, and (ii) file the NovaCopper Preliminary Circular with the SEC.

(b)

As promptly as reasonably practicable following execution of this Agreement, and in any event prior to the close of business on the Mailing Deadline, NovaCopper shall (i) prepare the NovaCopper Circular together with any other documents required by applicable Laws, (ii) file the NovaCopper Circular in all jurisdictions where the same is required to be filed, and (iii) mail the NovaCopper Circular as required under all applicable Laws. On the date of mailing thereof, the NovaCopper Circular shall comply in all material respects with all applicable Laws and shall contain sufficient detail to permit the NovaCopper Shareholders to form a reasoned judgment concerning the matters to be placed before them at the NovaCopper Meeting.

(c)

In the event that NovaCopper provides a notice to Sunward regarding a possible Acquisition Proposal pursuant to Section 7.2(d) prior to the mailing of the NovaCopper Circular, then unless the Parties agree otherwise, the Mailing Deadline will be extended until the date that is five (5) days following the earlier of either (i) written notification from NovaCopper to Sunward that the NovaCopper Board has determined that the Acquisition Proposal is not a Superior Proposal, or (ii) the date on which NovaCopper and Sunward enter into an amended agreement pursuant to Section 7.3(b) which results in the Acquisition Proposal in question not being a Superior Proposal; provided, that in no event shall the Mailing Deadline be extended for more than an aggregate of ten (10) days in connection with any such Acquisition Proposal. In the event that the Mailing Deadline is so extended, the Meeting Deadline shall be extended by the same number of days as the Mailing Deadline has been extended.

(d)

The NovaCopper Circular shall comply in all material respects with all applicable Laws and, without limiting the generality of the foregoing, the NovaCopper Circular will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information relating solely to Sunward and its affiliates, which information shall be the sole responsibility of Sunward).

(e)

Subject to Article 7, NovaCopper shall (i) solicit proxies in favour of the NovaCopper Shareholder Approval, and against any resolution submitted by any other NovaCopper Shareholder, (ii) recommend to NovaCopper Shareholders that they vote in favour of the NovaCopper Shareholder Approval, (iii) not make a Change in Recommendation, and (iv) include in the NovaCopper Circular a statement that each director and executive officer of NovaCopper intends to vote all of such Person’s NovaCopper Shares (including any NovaCopper Shares issued upon the exercise of any convertible securities of NovaCopper) in favour of the NovaCopper Shareholder Approval, subject to the other terms of this Agreement and the Sunward Voting Agreements.

(f)

Sunward will furnish to NovaCopper all such information regarding Sunward and its respective affiliates, as may be required by applicable Laws for inclusion in the NovaCopper Circular and in any amendments or supplements thereto or other documents related thereto.

(g)

Sunward and its legal counsel shall be given a reasonable opportunity to review and comment on the NovaCopper Preliminary Circular and the NovaCopper Circular prior to the NovaCopper Circular being printed, mailed to NovaCopper Shareholders and filed with the Securities Authorities, and reasonable consideration shall be given to any comments made by Sunward and its counsel; provided that all information included in the NovaCopper Circular relating solely to Sunward and its affiliates shall be in form and substance satisfactory to Sunward, acting reasonably. NovaCopper shall provide Sunward with a final copy of the NovaCopper Circular prior to the mailing to the NovaCopper Shareholders.

(h)

Each Party shall promptly notify the other Party if at any time before the Effective Date it becomes aware that the NovaCopper Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the NovaCopper Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the NovaCopper Circular, as required or appropriate, and NovaCopper shall promptly mail or otherwise publicly disseminate any amendment or supplement to the NovaCopper Circular to NovaCopper Shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities and as otherwise required.

2.7	Preparation of Filings

NovaCopper and Sunward shall co-operate and use their reasonable commercial efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for Key Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of transactions contemplated by this Agreement, including their obligations under applicable Laws.

2.8	Final Order

Subject to the terms of this Agreement, if the Interim Order is obtained and the Arrangement Resolution is passed at the Sunward Meeting, Sunward shall, as soon as reasonably practicable thereafter and, in any event, within three (3) business days thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 291 of the BCBCA.

2.9	Court Proceedings

Subject to the terms of this Agreement, NovaCopper will cooperate with and assist Sunward in seeking the Interim Order and the Final Order, including by providing Sunward on a timely basis any information reasonably required to be supplied by NovaCopper in connection therewith. The material to be filed with the Court in connection with the Arrangement shall not be inconsistent with the provisions of this Agreement. Sunward will provide NovaCopper and its legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments; provided that Sunward shall include all comments of NovaCopper and its legal counsel as are required, in the reasonable judgment of NovaCopper and its legal counsel, to allow NovaCopper to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares and DSU Shares to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement. Subject to applicable Law, Sunward will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.9 or with NovaCopper’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require NovaCopper to agree or consent to any increase in Consideration or other modification or amendment to such filed or served materials that expands or increases NovaCopper’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement.

2.10	Effect of the Arrangement

(a)

The Arrangement shall be effective at the Effective Time on the date that is the earlier of: (i) the date that is two (2) business days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until the Effective Date) and (ii) such date as is mutually agreed in writing by the Parties (the “Effective Date”).

(b)

From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. Sunward agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.3 to include such other terms determined to be necessary or desirable by NovaCopper, provided that the Plan of Arrangement shall not be amended in any manner which has the effect of reducing the Consideration or which is otherwise prejudicial to the Sunward Shareholders or other parties to be bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement or the Interim Order or the Final Order.

(c)

The closing of the Arrangement will take place at the offices of Blake, Cassels & Graydon LLP, Suite 2600, 595 Burrard Street, Vancouver, British Columbia at 8:00 a.m. on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.11	Payment of Consideration

NovaCopper will, following receipt by Sunward of the Final Order and prior to the Effective Time, deposit with the Depositary in escrow sufficient NovaCopper Shares to satisfy the Consideration payable to the Sunward Shareholders.

2.12	Announcement and Shareholder Communications

NovaCopper and Sunward shall jointly publicly announce the transactions contemplated hereby promptly following the execution of this Agreement, the text and timing of the joint announcement to be approved by each Party in advance, acting reasonably. NovaCopper and Sunward agree to co-operate in the preparation of presentations, if any, to the Sunward Shareholders or the NovaCopper Shareholders regarding the transactions contemplated by this Agreement, and no Party shall (a) issue any press release or otherwise make public announcements with respect to this Agreement or the Plan of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed) or (b) make any filing with any Governmental Entity with respect thereto without prior consultation with the other Party; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws or stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior written notice to the other Party and reasonable opportunity to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.13	Withholding Taxes

NovaCopper, Sunward and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other distributions otherwise payable to any former Sunward Securityholder such amounts as NovaCopper, Sunward or the Depositary may be required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.14	Tax Matters

Notwithstanding any representations and covenants set forth in this Agreement, it is understood and agreed that neither NovaCopper nor Sunward provide any assurances to any Sunward Securityholders regarding the income tax consequences of the Arrangement to any Sunward Securityholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SUNWARD

3.1	Representations and Warranties

Sunward hereby represents and warrants to and in favour of NovaCopper as follows, except to the extent that such representations and warranties are qualified by the Sunward Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), and acknowledges that NovaCopper is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Board Approval. As of the date hereof, the Sunward Board, after consultation with its financial and legal advisors, has determined that the Plan of Arrangement is fair to the Sunward Shareholders and is in the best interests of Sunward and has unanimously (not including two directors who have declared their interest and abstained) resolved to recommend to the Sunward Shareholders that they vote in favour of the Arrangement Resolution. The Sunward Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(b)

Fairness Opinion. The Sunward Board has received oral confirmation that it will receive the written opinion of Cormark Securities Inc., to the effect that, as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be received by Sunward Shareholders in connection with the Arrangement is fair, from a financial point of view, to such Sunward Shareholders, and such written fairness opinion is to be included in the Sunward Circular.

(c)

Organization and Qualification. Sunward and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. Sunward and each of its subsidiaries:

(i)

has all Permits necessary to conduct its business substantially as now conducted as disclosed in the Sunward Public Disclosure Record, except where the failure to hold such Permits would not individually or in the aggregate have a Material Adverse Effect; and

(ii)

is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not individually or in the aggregate have a Material Adverse Effect.

(d)

Authority Relative to this Agreement. Sunward has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Sunward and the performance by Sunward of its obligations under this Agreement have been duly authorized by the Sunward Board and no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement pursuant to the Plan of Arrangement other than the Sunward Shareholder Approval. This Agreement has been duly executed and delivered by Sunward and constitutes a legal, valid and binding obligation of Sunward, enforceable against Sunward in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other applicable Laws relating to or affecting rights of creditors generally and subject to the qualification that equitable remedies, including specific performance, are discretionary.

(e)

No Violation. The authorization, execution and delivery of this Agreement by Sunward, the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement and the performance of Sunward’s obligations hereunder or thereunder in accordance with the terms hereof and thereof will not:

(i)

violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except in respect of the Key Third-Party Consents (which are the only consents, approvals and notices required from any third-party under any Contracts of Sunward or any of its subsidiaries in order for Sunward and its subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Plan of Arrangement), any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or cause any indebtedness to come due before its stated maturity, or cause any credit commitment to cease to be available, or cause any payment or other obligation to be imposed on Sunward or any of its subsidiaries, under any of the terms, conditions or provisions of:

(A)	their respective articles, charters or by-laws or other comparable organizational documents; or

(B)

any Permit or material Contract to which Sunward or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which Sunward or any of its subsidiaries is bound; or

(ii)	subject to obtaining the Key Regulatory Approvals,

(A)

result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to Sunward or any of its subsidiaries or any of their respective properties or assets; or

(B)	cause the suspension or revocation of any Permit currently in effect in regard of Sunward or any of its subsidiaries;

(except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or any consents (expressly excluding clause (i)(A), the Key Third-Party Consents and Key Regulatory Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect);

(iii)	give rise to any rights of first refusal or trigger any change in control provisions under any note, bond, mortgage, indenture, contract, license, franchise or Permit to which Sunward is a party; or

(iv)	result in the imposition of any Liens upon any assets of Sunward or the assets of any of its subsidiaries.

(f)

Capitalization. The authorized share capital of Sunward consists of an unlimited number of Sunward Shares and an unlimited number of preference shares. As of the close of business on April 22, 2015, there are issued and outstanding 142,327,338 Sunward Shares and no preference shares. As of the close of business on April 22, 2015, an aggregate of up to 8,560,000 Sunward Shares are issuable upon the exercise of 8,560,000 Sunward Options, an aggregate of up to 1,270,038 Sunward Shares are issuable upon the vesting and payment of 1,270,038 deferred share units (the “Sunward DSUs”) outstanding and there are no options (other than the Sunward Options), warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by Sunward of any securities of Sunward (including Sunward Shares), or any securities (other than Sunward DSUs) or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of Sunward (including Sunward Shares) or of any subsidiary of Sunward. Other than the Sunward Shares, the Sunward Options and Sunward DSUs, there are no securities of Sunward outstanding. Schedule 3.1(f) of the Sunward Disclosure Letter sets forth an accurate and complete list of all grants of Sunward Options and Sunward DSUs, including as applicable, the respective holders, grant dates, number of Sunward Options and Sunward DSUs granted, vesting dates and exercise prices. All outstanding Sunward Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all Sunward Shares issuable upon the exercise of Sunward Options or vesting of Sunward DSU’s in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of Sunward (including the Sunward Shares, the Sunward Options and Sunward DSUs) have been issued in compliance with all applicable Laws. Other than the Sunward Shares, the Sunward Options and Sunward DSUs, as applicable, there are no securities of Sunward or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the Sunward Shareholders on any matter. There are no outstanding contractual or other obligations of Sunward or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities. There are no outstanding bonds, debentures or other evidences of indebtedness of Sunward or any of its subsidiaries having the right to vote with the holders of the outstanding Sunward Shares on any matters.

(g)

Reporting Status and Securities Laws Matters. Sunward is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in British Columbia, Alberta and Ontario. No delisting, suspension of trading in or cease trading order with respect to any securities of Sunward and to the knowledge of Sunward, no inquiry or investigation (formal or informal) of any Securities Authority or the SEC, is in effect or ongoing or, to the knowledge of Sunward, expected to be implemented or undertaken.

(h)

Ownership of Subsidiaries. Schedule 3.1(h) of the Sunward Disclosure Letter includes complete and accurate lists of all subsidiaries owned, directly or indirectly, by Sunward, each of which is wholly-owned other than as disclosed in Schedule 3.1(h) of the Sunward Disclosure Letter. All of the issued and outstanding shares of capital stock and other ownership interests in the subsidiaries of Sunward are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by Sunward are legally and beneficially owned free and clear of all Liens, and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares of capital stock or other ownership interests in or material assets or properties of any of the subsidiaries of Sunward, except as disclosed in Schedule 3.1(h) of the Sunward Disclosure Letter. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any subsidiaries of Sunward to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests. Except as otherwise disclosed in Schedule 3.1(h) of the Sunward Disclosure Letter there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third-party the right to acquire any shares or other ownership interests in any subsidiaries of Sunward.

(i)

Public Filings. Sunward has filed all documents required to be filed by it in accordance with applicable Securities Laws in Canada. Sunward has filed all necessary documents and information required to be filed with the Securities Authorities and the TSX. All such documents and information comprising the Sunward Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto):

(i)

did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and

(ii)

complied in all material respects with the requirements of applicable Securities Laws in Canada, and any amendments to the Sunward Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the TSX. Sunward has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential.

(j)

Sunward Financial Statements. Sunward’s audited financial statements as at and for the fiscal years ended March 31, 2014 and 2013 and Sunward’s management’s discussion and analysis of results of operations and financial condition (the “MD&A”) for the corresponding periods and unaudited financial statements as at and for the three and nine months ended December 31, 2014 and 2013 (including the notes thereto) and Sunward’s MD&A for the corresponding periods (collectively, the “Sunward Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of Sunward’s independent auditors, and except that the unaudited Sunward Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in nature or amount) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Sunward and its subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by IFRS in respect of all material contingent liabilities, if any, of Sunward and its subsidiaries on a consolidated basis. There has been no material change in Sunward’s accounting policies, except as described in the notes to the Sunward Financial Statements, since March 31, 2014.

(k)

Internal Controls and Financial Reporting. Sunward has designed and implemented disclosure controls and procedures to provide reasonable assurance that material information relating to Sunward, including its consolidated subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Sunward by others within those entities, as appropriate to allow timely decisions regarding required disclosure, particularly during the periods in which filings are being prepared. Sunward has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date hereof, to Sunward’s auditors and the audit committee of the Sunward Board:

(i)

any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Sunward’s ability to record, process, summarize and report financial information and has identified for Sunward’s auditors and the Sunward Board any material weaknesses in internal control over financial reporting; and

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in Sunward’s internal control over financial reporting.

To the knowledge of Sunward, as at December 31, 2014, there were no changes in internal controls that occurred during the period beginning on April 1, 2014 and ended on December 31, 2014 that has materially affected, or is reasonably likely to materially affect Sunward’s internal controls, and as of the date hereof, nothing has come to the attention of Sunward that has caused Sunward to believe that there are any material weaknesses or significant deficiencies in such internal controls.

(l)	Books and Records. The financial books, records and accounts of Sunward and its subsidiaries (during the period of time when owned by Sunward), in all material respects:

(i)

have been maintained in accordance with good business practices and in accordance with IFRS and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years;

(ii)	in each case are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of Sunward and its subsidiaries; and

(iii)	accurately and fairly reflect the basis for the Sunward Financial Statements.

(m)

Minute Books. The minute books of each of Sunward and its subsidiaries, which have been provided to NovaCopper prior to the date hereof, are true and correct in all material respects, and contain the minutes of all meetings of the boards of directors, committees of the boards and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders.

(n)

No Undisclosed Liabilities. Sunward and its subsidiaries have no outstanding indebtedness or liabilities and none is a party to or bound by any surety-ship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically identified in the Sunward Public Disclosure Record or incurred in the ordinary course of business since March 31, 2014.

(o)

No Material Change. Since March 31, 2014, there has been no material change in respect of Sunward and its subsidiaries taken as a whole, and the debt, business and material property of Sunward and its subsidiaries conform in all respects to the description thereof contained in the Sunward Public Disclosure Record, and there has been no dividend or distribution of any kind declared, paid or made by Sunward on any Sunward Shares.

(p)

Litigation. Except as set out in Schedule 3.1(p) of the Sunward Disclosure Letter, there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Sunward, threatened affecting Sunward or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or any Governmental Entity, including matters arising under Environmental Laws. Neither Sunward nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding judgment, order, writ, injunction or decree.

(q)	Taxes. Except as disclosed in Schedule 3.1(q) of the Sunward Disclosure Letter,

(i)

Sunward and each of its subsidiaries has duly and timely filed all Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are complete and correct in all material respects.

(ii)

Sunward and each of its subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published Sunward Financial Statements.

(iii)

Except as provided for in the Sunward Financial Statements, no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of Sunward or any of its subsidiaries, and neither Sunward nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of Sunward, threatened against Sunward or any of its subsidiaries or any of their respective assets, that would reasonably be expected to have a Material Adverse Effect.

(iv)

No claim has been made by any Governmental Entity in a jurisdiction where Sunward or any of its subsidiaries does not file Returns that Sunward or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(v)

There are no Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable and for which adequate accruals or reserves have been established in accordance with IFRS) upon any of the assets of Sunward or any of its subsidiaries.

(vi)

Sunward and each of its subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so, except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

(vii)

There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from Sunward or any of its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(viii)

Sunward and each of its subsidiaries have given to NovaCopper true, correct and complete copies of all their income and capital tax returns and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired, and there are no material omissions in the foregoing.

(ix)	The Sunward Shares are listed on a “recognized stock exchange” as defined by the Tax Act.

(x)	For the purposes of the Tax Act and any other relevant Tax purposes:

(A)	Sunward is resident in Canada; and

(B)	each subsidiary of Sunward is resident in the jurisdiction in which it is formed and is not resident in nor has a permanent establishment for tax purposes in any other country.

(r)	Interest in Properties and Mineral Rights.

(i)

All of Sunward’s and its subsidiaries’ material real properties, including all real property relating to the Titribi Project (collectively, the “Sunward Properties”) and all of Sunward’s and its subsidiaries’ material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise), including all such interests and rights relating to the Titribi Project (collectively, the “Sunward Mineral Rights”), are set out in Schedule 3.1(r)(i) of the Sunward Disclosure Letter. Other than the Sunward Properties and the Sunward Mineral Rights set out in Schedule 3.1(r)(i) of the Sunward Disclosure Letter, neither Sunward nor its subsidiaries, owns or has any interest in any material real property or any material mineral interests and rights.

(ii)

Sunward or one of its subsidiaries is the sole legal and beneficial owner of all right, title and interest in and to the Sunward Properties and the Sunward Mineral Rights, free and clear of any Liens (other than Permitted Liens).

(iii)	All of the Sunward Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(iv)

The Sunward Properties and the Sunward Mineral Rights are in good standing under applicable Law and, to the knowledge of Sunward, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(v)	There is no material adverse claim against or challenge to the title to or ownership of the Sunward Properties or any of the Sunward Mineral Rights.

(vi)

Schedule 3.1(r) of the Sunward Disclosure Letter sets forth all interests in the Sunward Properties or any of the Sunward Mineral Rights, or the production or profits therefrom, or any royalty in respect thereof or any right to acquire any such interest, in each case held by any Person other than Sunward or its subsidiaries.

(vii)

There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Sunward’s or its subsidiary’s interest in the Sunward Properties or any of the Sunward Mineral Rights.

(viii)

There are no material restrictions on the ability of Sunward and its subsidiaries to use, transfer or exploit the Sunward Properties or any of the Sunward Mineral Rights, except pursuant to applicable Law.

(ix)

Neither Sunward nor any of its subsidiaries has received any notice, whether written or oral, from any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or any Governmental Entity of any revocation or intention to revoke any interest of Sunward or any of its subsidiaries in any of the Sunward Properties or any of the Sunward Mineral Rights.

(x)

Sunward and/or its subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners, any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or Governmental Entities permitting the use of land by Sunward and/or its subsidiaries, and mineral interests that are required to undertake activities as presently contemplated on the Sunward Properties.

(xi)

All Contracts entered into by Sunward and/or its subsidiaries with any non- governmental organization, community, community group, aboriginal peoples or aboriginal group (“Sunward Aboriginal Contracts”), whether oral or written, are in full force and effect and Sunward and its subsidiaries have complied in all material respects with all terms of such Sunward Aboriginal Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no default or breach exists in respect thereof on the part of Sunward or any of its subsidiaries or, to the knowledge of Sunward, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the Sunward Aboriginal Contracts. As at the date hereof, neither Sunward nor any of its subsidiaries has received written notice that any party to a Sunward Aboriginal Contract intends to cancel, terminate or otherwise modify or not renew such Sunward Aboriginal Contract, and no such action has been threatened.

(s)

Contracts. Schedule 3.1(s) of the Sunward Disclosure Letter includes a complete and accurate list of all material Contracts to which Sunward or any of its subsidiaries is a party. All material Contracts are in full force and effect, and Sunward or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. Sunward has made available to NovaCopper for inspection true and completed copies of all material Contracts, and all such material Contracts have been provided to NovaCopper pursuant to its due diligence requests. All of the material Contracts are valid and binding obligations of Sunward or its subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Sunward and its subsidiaries have complied in all material respects with all terms of such material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Sunward or any of its subsidiaries or, to the knowledge of Sunward, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the material Contracts. As at the date hereof, neither Sunward nor any of its subsidiaries has received written notice that any party to a material Contract intends to cancel, terminate or otherwise modify or not renew such material Contract, and to the knowledge of Sunward, no such action has been threatened. Neither Sunward nor any of its subsidiaries is a party to any material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of Sunward or any of its subsidiaries.

(t)

Permits. Sunward and each of its subsidiaries has obtained and is in compliance with all Permits required by applicable Laws that are necessary to conduct its current business as it is now being conducted (which, for greater certainty, includes the exploration for mineral deposits), except where the failure to hold or comply with such Permits would not, individually or in the aggregate, have a Material Adverse Effect.

(u)

Environmental Matters. Except for any matters that, individually or in the aggregate would not have or would not reasonably be expected to have a Material Adverse Effect, each of Sunward and its subsidiaries and their respective businesses, operations, and properties:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not received any order, request or notice from any Person alleging a material violation of any Environmental Law;

(iii)

is not a party to any litigation or administrative proceeding, nor to the knowledge of Sunward is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges that it violated any Environmental Laws, is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances;

(iv)

has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws;

(v)

is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(vi)

is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of any Hazardous Substance, that would reasonably be expected to result in any Environmental Liabilities.

(v)

Mineral Resources. The most recent estimates of indicated, measured and inferred mineral resources disclosed in the Sunward Public Disclosure Record have been prepared and disclosed in all material respects in accordance with NI 43-101. The information provided by Sunward to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of such estimates was complete and accurate in all material respects at the time such information was furnished. No material mineral deposits are subject to illegal occupation. There are no material outstanding unresolved comments of any Securities Authorities in respect of Sunward’s disclosure in the Sunward Public Disclosure Record. There has been no material reduction in the aggregate amount of estimated mineral resources of Sunward and its subsidiaries, on a consolidated basis, from the amounts disclosed in the Sunward Public Disclosure Record.

(w)	Regulatory.

(i)

Sunward and its subsidiaries have operated and are currently operating in material compliance with all applicable Laws, including all applicable rules, regulations, guidelines and policies of any Regulatory Authorities; and

(ii)

Sunward and its subsidiaries have operated and are currently operating their respective businesses in compliance with all licenses, permits, authorizations, approvals, registrations and consents of the Regulatory Authorities (the “Regulatory Authorizations”) in all material respects and have made all requisite material declarations and filings with the Regulatory Authorities. Sunward and its subsidiaries have not received any written notices or other correspondence from the Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material Regulatory Authorization relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of Sunward or its subsidiaries to operate their respective businesses.

(x)	Employee Benefits.

(i)

Sunward and each of its subsidiaries has complied, in all material respects, with the terms of all agreements, health, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, pension or retirement plans and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured which are maintained by or binding upon Sunward or such subsidiary or in respect of which Sunward or any of its subsidiaries has any actual or potential liability (collectively, the “Sunward Benefit Plans”) and with all applicable Laws and collective bargaining agreements relating thereto.

(ii)	Schedule 3.1(x) of the Sunward Disclosure Letter sets forth a complete list of the Sunward Benefit Plans.

(y)	Labour and Employment.

(i)

Schedule 3.1(y) of the Sunward Disclosure Letter sets forth a complete list of all employees of Sunward and its subsidiaries, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, and bonus (whether monetary or otherwise). No such employee is on long-term disability leave, extended absence or worker’s compensation leave. All current assessments under applicable workers compensation legislation in relation to the employees listed in Schedule 3.1(y) of the Sunward Disclosure Letter have been paid or accrued by Sunward and its subsidiaries, as applicable, and Sunward and its subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

(ii)

Except for those written employment contracts with employees of Sunward and any of its subsidiaries identified in Schedule 3.1(y) of the Sunward Disclosure Letter, there are no written contracts of employment entered into with any such employees. Except for those agreements or provisions described in Schedule 3.1(y) of the Sunward Disclosure Letter, no employee of Sunward or of any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive payments under such agreement or provision as a result of the Arrangement.

(iii)

Neither Sunward nor any subsidiary is party to any collective bargaining agreement, contract or legally binding commitment to any trade unions or employee organization or group. There are no threatened or apparent union organizing activities involving employees of Sunward or any of its subsidiaries, nor is Sunward or any of its subsidiaries currently negotiating any collective bargaining agreements.

(iv)

Schedule 3.1(y) of the Sunward Disclosure Letter sets forth a complete list of the consulting and third-party contractor agreements, including drilling contractors, between Sunward or any of its subsidiaries. There are no material defaults or violations by Sunward or any of its subsidiaries under any such agreements listed in Schedule 3.1(y) of the Sunward Disclosure Letter, and there are no material claims or proceedings, or to the knowledge of Sunward, threatened material claims or proceedings of any kind from any such third-party contractors.

(z)

Compliance with Laws. Sunward and its subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(aa)

Absence of Cease Trade Orders. No order ceasing or suspending trading in the Sunward Shares (or any of them) or any other securities of Sunward is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Sunward, are pending, contemplated or threatened.

(bb)

Related Party Transactions. Other than as set out in Schedule 3.1(bb) to the Sunward Disclosure Letter, there are no Contracts or other transactions currently in place between Sunward or any of its subsidiaries and:

(i)	any officer or director of Sunward or any of its subsidiaries;

(ii)	any holder of record or beneficial owner of 10% or more of the Sunward Shares; and

(iii)	to the knowledge of Sunward, any affiliate or associate of any such officer, director, holder of record or beneficial owner.

(cc)

Expropriation. No part of the property or assets of Sunward or any of its subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Sunward or any of its subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(dd)	Registration Rights. No Sunward Shareholder has any right to compel Sunward to register or otherwise qualify the Sunward Shares (or any of them) for public sale or distribution.

(ee)

Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by Sunward or any of its subsidiaries, or any part thereof.

(ff)

Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon Sunward or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Material Adverse Effect.

(gg)

Brokers. Except for Cormark Securities Inc. (the “Sunward Financial Advisor”), there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Sunward or its subsidiaries who is entitled to any fee or commission from any of Sunward or its subsidiaries in connection with the transactions contemplated hereby or will have any ongoing commitment from Sunward or its subsidiaries after the Effective Time. Schedule 3.1(gg) of the Sunward Disclosure Letter sets forth all amounts payable to the Sunward Financial Advisor by Sunward or any of its subsidiaries in connection with the transactions contemplated hereby.

(hh)

Insurance. As of the date hereof, Sunward and its subsidiaries have such policies of insurance as are listed in Schedule 3.1(hh) of the Sunward Disclosure Letter. All insurance maintained by Sunward or any of its subsidiaries is in full force and effect and in good standing and neither Sunward nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Sunward or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Sunward or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost, except where such failure or default or other event would not reasonably be expected to have a Material Adverse Effect.

(ii)

Corrupt Practices Legislation. None of Sunward, its subsidiaries or affiliates, nor to the knowledge of Sunward any of it, its subsidiaries or affiliates’ respective directors, officers or employees, or agents or other third party representatives when acting on Sunward or any of its subsidiaries or affiliates’ behalf, has:

(i)

violated any provision of Canada’s Corruption of Foreign Public Officials Act or any applicable provision of the United States’ Foreign Corrupt Practices Act or any applicable Law of similar effect (collectively, “Applicable Anti-Corruption Laws”);

(ii)

on behalf of Sunward or any of its subsidiaries or affiliates, made or authorized any contribution, payment or promise to make payment of any money, gift, loan, reward, advantage, benefit or anything of value, directly or indirectly, to or for the benefit of a Government Official to influence any act or omission of any Government Official or Government Entity;

(iii)	used or is using any corporate funds for any direct or indirect illegal payments to any Government Officials; or

(iv)

to the knowledge of Sunward, been or is subject to any investigation by any governmental authority or regulatory agency regarding any actual, alleged or potential violation of, or failure to comply with, Applicable Anti-Corruption Laws.

To the knowledge of Sunward, none of Sunward or its subsidiaries or affiliates’ officers, directors, employees, agents, or other third party representatives are Government Officials.

(jj)

No Shareholder Rights Plan. As of the date hereof, there is no shareholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Sunward or any of its subsidiaries is subject, party or otherwise bound.

(kk)

United States Securities Laws. Sunward (i) is not subject to the reporting requirements of Section 13(a) or 15(d) of the U.S. Exchange Act; (ii) is a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act; and (iii) is not an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

3.2	Survival of Representations and Warranties

The representations and warranties of Sunward contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF NOVACOPPER

4.1	Representations and Warranties

NovaCopper hereby represents, and warrants to and in favour of Sunward as follows except to the extent that such representations and warranties are qualified by the NovaCopper Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), and acknowledges that Sunward is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Board Approval. As of the date hereof, the NovaCopper Board, after consultation with its financial and legal advisors, has determined that the Plan of Arrangement is in the best interests of NovaCopper and has unanimously resolved to recommend to the NovaCopper Shareholders that they vote in favour of the Arrangement. The NovaCopper Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(b)

Organization and Qualification. NovaCopper and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted. NovaCopper and each of its subsidiaries:

(i)

has all Permits necessary to conduct its business substantially as now conducted as disclosed in the NovaCopper Public Disclosure Record, except where the failure to hold such Permits would not individually or in the aggregate have a Material Adverse Effect; and

(ii)

is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not individually or in the aggregate have a Material Adverse Effect.

(c)

Authority Relative to this Agreement. NovaCopper has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by NovaCopper and the performance by NovaCopper of its obligations under this Agreement have been duly authorized by the NovaCopper Board and no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement pursuant to the Plan of Arrangement other than the NovaCopper Shareholder Approval. This Agreement has been duly executed and delivered by NovaCopper and constitutes a legal, valid and binding obligation of NovaCopper, enforceable against NovaCopper in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other applicable Laws relating to or affecting rights of creditors generally and subject to the qualification that equitable remedies, including specific performance, are discretionary.

(d)

No Violation. The authorization, execution and delivery of this Agreement by NovaCopper, the completion of the transactions contemplated by this Agreement and the Arrangement pursuant to the Plan of Arrangement and the performance of NovaCopper’s obligations hereunder or thereunder in accordance with the terms hereof and thereof will not:

(i)

violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, except in respect of the Key Third-Party Consents (which are the only consents, approvals and notices required from any third-party under any Contracts of NovaCopper or any of its subsidiaries in order for NovaCopper and its subsidiaries to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement and the Plan of Arrangement), any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or cause any indebtedness to come due before its stated maturity, or cause any credit commitment to cease to be available, or cause any payment or other obligation to be imposed on NovaCopper or any of its subsidiaries, under any of the terms, conditions or provisions of:

(A)	their respective articles, charters or by-laws or other comparable organizational documents; or

(B)

any Permit or material Contract to which NovaCopper or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which NovaCopper or any of its subsidiaries is bound; or

(ii)	subject to obtaining the Key Regulatory Approvals,

(A)

result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to NovaCopper or any of its subsidiaries or any of their respective properties or assets; or

(B)	cause the suspension or revocation of any Permit currently in effect in regard of NovaCopper or any of its subsidiaries;

(except, in the case of each of clauses (i) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or any consents (expressly excluding clause (i)(A), excluding the Key Third-Party Consents and Key Regulatory Approvals), approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect);

(iii)

give rise to any rights of first refusal or trigger any change in control provisions under any note, bond, mortgage, indenture, contract, license, franchise or Permit to which NovaCopper is a party; or

(iv)	result in the imposition of any Liens upon any assets of NovaCopper or any of its subsidiaries.

(e)

Capitalization. The authorized share capital of NovaCopper consists of an unlimited number of NovaCopper Shares. As of the close of business on April 22, 2015, there are issued and outstanding 60,633,701 NovaCopper Shares. As of the close of business on April 22, 2015, an aggregate of 3,161,666 NovaCopper Shares are issuable upon the exercise of 3,161,666 options to purchase NovaCopper Shares (“NovaCopper Options”), an aggregate of 6,521,740 NovaCopper Shares are issuable upon exercise of 6,521,740 warrants to purchase NovaCopper Shares (“NovaCopper Warrants”), an aggregate of nil NovaCopper Shares are issuable upon vesting of restricted share units (“NovaCopper RSUs”) outstanding, an aggregate of 912,410 NovaCopper Shares are issuable upon vesting of the 912,410 deferred share units (“NovaCopper DSUs”) outstanding, an aggregate of 546,771 NovaCopper Shares are issuable upon exercise of the 3,280,626 NovaGold arrangement options (“NovaGold Arrangement Options”) outstanding and an aggregate of 3,447 NovaCopper Shares are issuable upon vesting of the 20,686 NovaGold DSUs (“NovaGold DSUs”) outstanding. There are no options (other than the NovaCopper Options and NovaGold Arrangement Options), warrants (other than the NovaCopper Warrants), conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by NovaCopper of any securities of NovaCopper (including NovaCopper Shares), or any securities (other than the NovaCopper RSUs, NovaCopper DSUs or NovaGold DSUs,) or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of NovaCopper (including NovaCopper Shares) or of any subsidiary of NovaCopper. Other than the NovaCopper Shares, NovaCopper Options, NovaCopper Warrants, NovaCopper RSUs, NovaCopper DSUs, NovaGold DSUs and NovaGold Arrangement Options, there are no securities of NovaCopper outstanding. All outstanding NovaCopper Shares have been duly authorized and validly issued, are fully paid and non-assessable, and all NovaCopper Shares issuable upon the exercise of NovaCopper Options, NovaGold Arrangement Options or NovaCopper Warrants or upon vesting of the NovaGold DSUs, NovaCopper RSUs or NovaCopper DSUs, in accordance with their respective terms have been duly authorized and, upon issuance, will be validly issued as fully paid and non-assessable, and are not and will not be subject to, or issued in violation of, any pre-emptive rights. All securities of NovaCopper (including the NovaCopper Shares, NovaCopper Options, NovaGold Arrangement Options, NovaCopper Warrants, NovaGold DSUs, NovaCopper RSUs and NovaCopper DSUs,) have been issued in compliance with all applicable Laws. Other than the NovaCopper Shares, NovaCopper Options, NovaGold Arrangement Options, NovaCopper Warrants, NovaGold DSUs, NovaCopper RSUs and NovaCopper DSUs, there are no securities of NovaCopper or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the NovaCopper Shareholders on any matter. There are no outstanding contractual or other obligations of NovaCopper or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any of its outstanding securities. There are no outstanding bonds, debentures or other evidences of indebtedness of NovaCopper or any of its subsidiaries having the right to vote with the holders of the outstanding NovaCopper Shares on any matters.

(f)

Reporting Status and Securities Laws Matters. NovaCopper is a “reporting issuer” and not on the list of reporting issuers in default under applicable Canadian provincial Securities Laws in each of the provinces of Canada. No delisting, suspension of trading in or cease trading order with respect to any securities of NovaCopper and, to the knowledge of NovaCopper, no inquiry or investigation (formal or informal) of any Securities Authority or the SEC, is in effect or ongoing or, to the knowledge of NovaCopper, expected to be implemented or undertaken.

(g)

United States Securities Laws. NovaCopper (i) is subject to the reporting requirements of Section 13(a) or 15(d) of the U.S. Exchange Act; (ii) is not a “foreign private issuer” as defined in Rule 3b-4 under the U.S. Exchange Act; and (iii) is not an “investment company” as defined in the United States Investment Company Act of 1940, as amended.

(h)

Ownership of subsidiaries. Schedule 4.1(h) of the NovaCopper Disclosure Letter includes complete and accurate lists of all subsidiaries owned, directly or indirectly, by NovaCopper, each of which is wholly-owned other than as disclosed in Schedule 4.1(h) of the NovaCopper Disclosure Letter. All of the issued and outstanding shares of capital stock and other ownership interests in the subsidiaries of NovaCopper are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by NovaCopper are legally and beneficially owned free and clear of all Liens, and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares of capital stock or other ownership interests in or material assets or properties of any of the subsidiaries of NovaCopper, except as disclosed in Schedule 4.1(h) of the NovaCopper Disclosure Letter. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require any subsidiaries of NovaCopper to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests. Except as otherwise disclosed in Schedule 4.1(h) of the NovaCopper Disclosure Letter there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third-party the right to acquire any shares or other ownership interests in any subsidiaries of NovaCopper.

(i)

Public Filings. NovaCopper has filed all documents required to be filed by it in accordance with applicable Securities Laws in Canada and the U.S. Exchange Act. NovaCopper has filed all necessary documents and information required to be filed with the Securities Authorities and the TSX and the NYSEMKT. All such documents and information comprising the NovaCopper Public Disclosure Record, as of their respective dates (and the dates of any amendments thereto):

(i)

did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and

(ii)

complied in all material respects with the requirements of applicable Securities Laws in Canada and the U.S. Exchange Act, and any amendments to the NovaCopper Public Disclosure Record required to be made have been filed on a timely basis with the Securities Authorities or the TSX. NovaCopper has not filed any confidential material change report with any Securities Authorities that at the date of this Agreement remains confidential.

(j)

NovaCopper Financial Statements. NovaCopper’s audited financial statements as at and for the fiscal years ended November 30, 2014 and 2013, the unaudited financial statements as at and for the three months ended February 28, 2015 and 2014 and NovaCopper’s MD&A for the corresponding periods (collectively, the “NovaCopper Financial Statements”) were prepared in accordance with U.S. GAAP consistently applied (except as otherwise indicated in such financial statements and the notes thereto or in the related report of NovaCopper’s independent auditors, and except that the unaudited NovaCopper Financial Statements may not contain footnotes and are subject to normal year-end adjustments, none of which individually or in the aggregate will be material in nature or amount) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of NovaCopper and its subsidiaries as of the dates thereof and for the periods indicated therein and reflect reserves required by U.S. GAAP in respect of all material contingent liabilities, if any, of NovaCopper and its subsidiaries on a consolidated basis. There has been no material change in NovaCopper’s accounting policies, except as described in the notes to the NovaCopper Financial Statements, since November 30, 2014.

(k)

Internal Controls and Financial Reporting. NovaCopper has designed and implemented disclosure controls and procedures to provide reasonable assurance that material information relating to NovaCopper, including its consolidated subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of NovaCopper by others within those entities, as appropriate to allow timely decisions regarding required disclosure, particularly during the periods in which filings are being prepared. NovaCopper has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date hereof, to NovaCopper’s auditors and the audit committee of the NovaCopper Board:

(i)

any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect NovaCopper’s ability to record, process, summarize and report financial information and has identified for NovaCopper’s auditors and the NovaCopper Board any material weaknesses in internal control over financial reporting; and

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in NovaCopper’s internal control over financial reporting.

To the knowledge of NovaCopper, as at November 30, 2014, there were no material weaknesses or significant deficiencies in such internal controls and as of the date hereof, nothing has come to the attention of NovaCopper that has caused NovaCopper to believe that there are any material weaknesses or significant deficiencies in such internal controls.

(l)	Books and Records. The financial books, records and accounts of NovaCopper and its subsidiaries (during the period of time when owned by NovaCopper), in all material respects:

(i)

have been maintained in accordance with good business practices and in accordance with U.S. GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years;

(ii)	in each case are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of NovaCopper and its subsidiaries; and

(iii)	accurately and fairly reflect the basis for the NovaCopper Financial Statements.

(m)

Minute Books. The minute books of each of NovaCopper and its subsidiaries, which have been provided to Sunward prior to the date hereof, are true and correct in all material respects, and contain the minutes of all meetings of the boards of directors, committees of the boards and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders.

(n)

No Undisclosed Liabilities. NovaCopper and its subsidiaries have no outstanding indebtedness or liabilities and none is a party to or bound by any surety-ship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any Person, other than those specifically identified in the NovaCopper Public Disclosure Record or incurred in the ordinary course of business since November 30, 2014.

(o)

No Material Change. Since November 30, 2014, there has been no material change in respect of NovaCopper and its subsidiaries taken as a whole, and the debt, business and material property of NovaCopper and its subsidiaries conform in all respects to the description thereof contained in the NovaCopper Public Disclosure Record, and there has been no dividend or distribution of any kind declared, paid or made by NovaCopper on any NovaCopper Shares.

(p)

Litigation. There are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of NovaCopper, threatened affecting NovaCopper or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or any Governmental Entity, including matters arising under Environmental Laws. Neither NovaCopper nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

(q)	Taxes.

(i)

NovaCopper and each of its subsidiaries has duly and timely filed all Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are complete and correct in all material respects.

(ii)

NovaCopper and each of its subsidiaries has paid on a timely basis all Taxes which are due and payable, all assessments and reassessments, other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published NovaCopper Financial Statements.

(iii)

Except as provided for in the NovaCopper Financial Statements, no material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of NovaCopper or any of its subsidiaries, and neither NovaCopper nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of NovaCopper, threatened against NovaCopper or any of its subsidiaries or any of their respective assets, that would reasonably be expected to have a Material Adverse Effect.

(iv)

No claim has been made by any Governmental Entity in a jurisdiction where NovaCopper or any of its subsidiaries does not file Returns that NovaCopper or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(v)

There are no Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable and for which adequate accruals or reserves have been established in accordance with U.S. GAAP) upon any of the assets of NovaCopper or any of its subsidiaries.

(vi)

NovaCopper and each of its subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so, except where the failure to do so would not, individually or in the aggregate, result in a Material Adverse Effect.

(vii)

There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from NovaCopper or any of its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(viii)

NovaCopper and each of its subsidiaries have given to Sunward true, correct and complete copies of all their income and capital tax returns and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired, and there are no material omissions in the foregoing.

(ix)	The NovaCopper Shares are listed on a “recognized stock exchange” as defined by the Tax Act.

(x)	For the purposes of the Tax Act and any other relevant Tax purposes:

(A)	NovaCopper is resident in Canada; and

(B)	each subsidiary of NovaCopper is resident in the jurisdiction in which it is formed and is not resident in nor has a permanent establishment for tax purposes in any other country.

(r)	Interest in Properties and Mineral Rights.

(i)

NovaCopper or one of its subsidiaries is the sole legal and beneficial owner of all right, title and interest in and to NovaCopper’s and its subsidiaries’ material real properties including all real Property relating to the Upper Kobuk Mineral Projects (collectively, the “NovaCopper Properties”) and NovaCopper’s and its subsidiaries’ material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Law or otherwise) (collectively, the “NovaCopper Mineral Rights”), in each case free and clear of any Liens (other than Permitted Liens). All of the NovaCopper Properties and the NovaCopper Mineral Rights are set out in Schedule 4.1(r)(i) of the NovaCopper Disclosure Letter, and neither NovaCopper nor its subsidiaries owns or has any interest in any other material real property or any material mineral interests and rights.

(ii)	All of the NovaCopper Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims.

(iii)

The NovaCopper Properties and the NovaCopper Mineral Rights are in good standing under applicable Law and, to the knowledge of NovaCopper, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(iv)	There is no material adverse claim against or challenge to the title to or ownership of the NovaCopper Properties or any of the NovaCopper Mineral Rights.

(v)

No Person other than NovaCopper or its subsidiaries has any interest in the NovaCopper Properties or any of the NovaCopper Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(vi)

There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect NovaCopper’s or its subsidiary’s interest in the NovaCopper Properties or any of the NovaCopper Mineral Rights.

(vii)

There are no material restrictions on the ability of NovaCopper and its subsidiaries to use, transfer or exploit the NovaCopper Properties or any of the NovaCopper Mineral Rights, except pursuant to applicable Law.

(viii)

Neither NovaCopper nor any of its subsidiaries has received any notice, whether written or oral, from any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or any Governmental Entity of any revocation or intention to revoke any interest of NovaCopper or any of its subsidiaries in any of the NovaCopper Properties or any of the NovaCopper Mineral Rights.

(ix)

NovaCopper and/or its subsidiaries have all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners, any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or Governmental Entities permitting the use of land by NovaCopper and/or its subsidiaries, and mineral interests that are required to undertake activities as presently contemplated on the NovaCopper Properties.

(x)

All Contracts entered into by NovaCopper and/or its subsidiaries with any Alaskan Native corporation, non-governmental organization, community, community group, aboriginal peoples or aboriginal group (“NovaCopper Aboriginal Contracts”), whether oral or written, are in full force and effect and NovaCopper and its subsidiaries have complied in all material respects with all terms of such NovaCopper Aboriginal Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of NovaCopper or any of its subsidiaries or, to the knowledge of NovaCopper, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the NovaCopper Aboriginal Contracts. As at the date hereof, neither NovaCopper nor any of its subsidiaries has received written notice that any party to a NovaCopper Aboriginal Contract intends to cancel, terminate or otherwise modify or not renew such NovaCopper Aboriginal Contract, and to the knowledge of NovaCopper, no such action has been threatened. Neither NovaCopper nor any of its subsidiaries is a party to any material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of NovaCopper or any of its subsidiaries.

(s)

Contracts. All material Contracts to which NovaCopper or any of its subsidiaries are a party are in full force and effect, and NovaCopper or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof. NovaCopper has made available to Sunward for inspection true and completed copies of all material Contracts, and all such material Contracts have been provided to Sunward pursuant to its due diligence requests. All of the material Contracts are valid and binding obligations of NovaCopper or its subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. NovaCopper and its subsidiaries have complied in all material respects with all terms of such material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of NovaCopper or any of its subsidiaries or, to the knowledge of NovaCopper, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the material Contracts. As at the date hereof, neither NovaCopper nor any of its subsidiaries has received written notice that any party to a material Contract intends to cancel, terminate or otherwise modify or not renew such material Contract, and to the knowledge of NovaCopper, no such action has been threatened.

(t)

Permits. NovaCopper and each of its subsidiaries has obtained and is in compliance with all Permits required by applicable Laws that are necessary to conduct its current business as it is now being conducted, except where the failure to hold or comply with such Permits would not, individually or in the aggregate, have a Material Adverse Effect.

(u)

Environmental Matters. Except for any matters that, individually or in the aggregate would not have or would not reasonably be expected to have a Material Adverse Effect, each of NovaCopper and its subsidiaries and their respective businesses, operations, and properties:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not received any order, request or notice from any Person alleging a material violation of any Environmental Law;

(iii)

is not a party to any litigation or administrative proceeding, nor to the knowledge of NovaCopper is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges that it violated any Environmental Laws, is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances;

(iv)

has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws;

(v)

is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(vi)

is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of any Hazardous Substance, that would reasonably be expected to result in any Environmental Liabilities.

(v)

Mineral Resources. The most recent estimates of indicated, measured and inferred mineral resources disclosed in the NovaCopper Public Disclosure Record have been prepared and disclosed in all material respects in accordance with NI 43-101. The information provided by NovaCopper to the Qualified Persons (as defined in NI 43-101) in connection with the preparation of such estimates was complete and accurate in all material respects at the time such information was furnished. No material mineral deposits are subject to illegal occupation. There are no material outstanding unresolved comments of any Securities Authorities in respect of NovaCopper’s disclosure in the NovaCopper Public Disclosure Record. There has been no material reduction in the aggregate amount of estimated mineral reserves and mineral resources of NovaCopper and its subsidiaries, on a consolidated basis, from the amounts disclosed in the NovaCopper Public Disclosure Record, other than as a result of (A) mining operations conducted in the ordinary course of business of NovaCopper and (B) the conversion of mineral resources to mineral reserves.

(w)	Regulatory.

(i)

NovaCopper and its subsidiaries have operated and are currently operating in material compliance with all applicable Laws, including all applicable rules, regulations, guidelines and policies of any Regulatory Authorities; and

(ii)

NovaCopper and its subsidiaries have operated and are currently operating their respective businesses in compliance with all Regulatory Authorizations in all material respects and have made all requisite material declarations and filings with the Regulatory Authorities. NovaCopper and its subsidiaries have not received any written notices or other correspondence from the Regulatory Authorities regarding any circumstances that have existed or currently exist which would lead to a loss, suspension, or modification of, or a refusal to issue, any material Regulatory Authorization relating to its activities which would reasonably be expected to restrict, curtail, limit or adversely affect the ability of NovaCopper or its subsidiaries to operate their respective businesses.

(x)

Employment Matters. NovaCopper and each of its subsidiaries has complied, in all material respects, with the terms of all agreements, health, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, pension or retirement plans and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured which are maintained by or binding upon NovaCopper or such subsidiary or in respect of which NovaCopper or any of its subsidiaries has any actual or potential liability and with all applicable Laws and collective bargaining agreements relating thereto.

Except for those agreements or provisions described in Schedule 4.1(x) of the NovaCopper Disclosure Letter, no employee, director or officer of NovaCopper or of any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive payments under such agreement or provision as a result of the Arrangement.

Neither NovaCopper nor any subsidiary is party to any collective bargaining agreement, contract or legally binding commitment to any trade unions or employee organization or group. There are no threatened or apparent union organizing activities involving employees of NovaCopper or any of its subsidiaries, nor is NovaCopper or any of its subsidiaries currently negotiating any collective bargaining agreements.

(y)

Compliance with Laws. NovaCopper and its subsidiaries have complied with and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

(z)

Absence of Cease Trade Orders. No order ceasing or suspending trading in the NovaCopper Shares (or any of them) or any other securities of NovaCopper is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of NovaCopper, are pending, contemplated or threatened.

(aa)

Related Party Transactions. Except as disclosed in Schedule 4.1(aa) of the NovaCopper Disclosure Letter or as expressly contemplated by this Agreement, there are no Contracts or other transactions currently in place between NovaCopper or any of its subsidiaries and:

(i)	any officer or director of NovaCopper or any of its subsidiaries;

(ii)	any holder of record or beneficial owner of 10% or more of the NovaCopper Shares; and

(iii)	to the knowledge of NovaCopper, any affiliate or associate of any such officer, director, holder of record or beneficial owner.

(bb)

Expropriation. No part of the property or assets of NovaCopper or any of its subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does NovaCopper or any of its subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(cc)	Registration Rights. No NovaCopper Shareholder has any right to compel NovaCopper to register or otherwise qualify the NovaCopper Shares (or any of them) for public sale or distribution.

(dd)

Rights of Other Persons. No Person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by NovaCopper or any of its subsidiaries, or any part thereof.

(ee)

Restrictions on Business Activities. There is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon NovaCopper or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted, which could reasonably be expected to have a Material Adverse Effect.

(ff)

Brokers. Except for Haywood Securities Inc. there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of NovaCopper or its subsidiaries who is entitled to any fee or commission from any of NovaCopper or its subsidiaries in connection with the transactions contemplated hereby or will have any ongoing commitment from NovaCopper or its subsidiaries after the Effective Time.

(gg)

Insurance. All insurance maintained by NovaCopper or any of its subsidiaries is in full force and effect and in good standing and neither NovaCopper nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has NovaCopper or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of NovaCopper or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost, except where such failure or default or other event would not reasonably be expected to have a Material Adverse Effect.

(hh)

Corrupt Practices Legislation. Except as disclosed in Schedule 4.1(hh) to the NovaCopper Disclosure Letter, none of NovaCopper, its subsidiaries or affiliates, nor to the knowledge of NovaCopper any of it, its subsidiaries or affiliates’ respective directors, officers or employees, or agents or other third party representatives when acting on NovaCopper or any of its subsidiaries or affiliates’ behalf, has:

(i)	violated any provision of Applicable Anti-Corruption Laws;

(ii)

on behalf of NovaCopper or any of its subsidiaries or affiliates, made or authorized any contribution, payment or promise to make payment of any money, gift, loan, reward, advantage, benefit or anything of value, directly or indirectly, to or for the benefit of a Government Official to influence any act or omission of any Government Official or Government Entity;

(iii)	used or is using any corporate funds for any direct or indirect illegal payments to any Government Officials; or

(iv)

to the knowledge of NovaCopper, been or is subject to any investigation by any governmental authority or regulatory agency regarding any actual, alleged or potential violation of, or failure to comply with, Applicable Anti-Corruption Laws.

To the knowledge of NovaCopper, none of NovaCopper or its subsidiaries or affiliates’ officers, directors, employees, agents, or other third party representatives are Government Officials.

(ii)

No Shareholder Rights Plan. As of the date hereof, there is no shareholder rights plan, "poison pill" antitakeover plan or similar device in effect to which NovaCopper or any of its subsidiaries is subject, party or otherwise bound.

4.2	Survival of Representations and Warranties

The representations and warranties of NovaCopper contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1	Covenants of Sunward Regarding the Conduct of Business

From the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by applicable Laws, consented to by NovaCopper in writing, or otherwise expressly contemplated or permitted by this Agreement, Sunward shall, and shall cause each of its subsidiaries to, conduct the business of Sunward and its subsidiaries, taken as a whole, in the ordinary course consistent with past practice and, to the extent consistent therewith, use its (and cause each of its subsidiaries to use its) reasonable best efforts to (i) preserve intact the present business organization of each of Sunward and its subsidiaries, (ii) maintain in effect all material Permits of each of Sunward and its subsidiaries, (iii) keep available the services of present officers, key employees and key consultants of each of Sunward and its subsidiaries, (iv) comply in all material respects with the terms of each material Contract to which Sunward or any of its subsidiaries is a party, and (v) preserve intact the material relationships of each of Sunward and its subsidiaries with suppliers, distributors and employees. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by applicable Law or otherwise expressly contemplated or permitted by this Agreement, Sunward shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of NovaCopper (which consent shall not be unreasonably withheld or delayed):

(a)	take any action except in the ordinary course of business of Sunward and its subsidiaries;

(b)

amend its notice of articles, articles, charter, by-laws or other comparable organizational documents or split, combine, reclassify or create a new class of any shares in the capital of Sunward or any of its subsidiaries, or declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Sunward Shares or any other securities of Sunward or any of its subsidiaries;

(c)

offer, issue, grant, deliver, sell or pledge, or agree to offer, issue, grant, deliver, sell or pledge, any shares or other securities of Sunward or its subsidiaries, or any Sunward Options, Sunward DSUs or any other securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of Sunward or its subsidiaries, other than:

(i)	the issuance of Sunward Shares issuable pursuant to the terms of the outstanding Sunward Options, and

(ii)	the issuance of Sunward DSUs pursuant to prior elections as described in Schedule 5.1(c)(iii) of the Sunward Disclosure Letter;

(d)	redeem, purchase or otherwise acquire, or offer or agree to redeem, purchase or otherwise acquire, any outstanding securities of Sunward or any of its subsidiaries,

(e)	adopt a plan of liquidation or dissolution providing for the liquidation or dissolution of Sunward or any of its subsidiaries;

(f)	amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with IFRS;

(g)

make or amend any Tax election, change any method of Tax accounting, settle or compromise any Tax liability, file any material amended Return, surrender any right to claim a material Tax refund, or consent to the extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(h)	except as set forth in Schedule 5.1(h) of the Sunward Disclosure Letter,

(i)

sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of Sunward or any of its subsidiaries for an amount greater than $50,000 in the aggregate;

(ii)

acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contributions of capital, property transfer, or purchase or agree to purchase of any other property or assets of any other Person, for an amount greater than $50,000 in the aggregate;

(iii)

except in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or make any loans, capital contributions, investments or advances;

(iv)	pay, discharge or satisfy any material claims, liabilities or obligations for an amount greater than $50,000;

(v)	waive, release, grant or transfer any rights of material value; or

(vi)	authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(i)	other than as is necessary to comply with the Plan of Arrangement or existing Contracts, or pursuant to prior elections under the Sunward DSU Plan:

(i)	grant to any officer, employee, consultant or director of Sunward or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase;

(ii)	make any loan to any officer, employee, consultant or director of Sunward or any of its subsidiaries;

(iii)

take any action with respect to the grant of any severance, change of control, bonus or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend such existing agreement) with, or hire or terminate employment (except for just cause) of, any officer, employee, consultant or director of Sunward or any of its subsidiaries;

(iv)

increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any Sunward Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers, consultants or employees or former directors, officers, consultants or employees of Sunward or any of its subsidiaries;

(v)	increase compensation, bonus levels or other benefits payable to any director, officer, consultant or employee of Sunward or any of its subsidiaries;

(vi)

provide for accelerated vesting, removal of restrictions or an exercise of any stock based or stock related awards (including stock options, stock appreciation rights, deferred share units, performance units and restricted share awards) upon a change of control; or

(vii)	establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement;

(j)

settle, pay, discharge, satisfy, compromise, waive, assign or release any action, claim or proceeding brought against Sunward and/or any of its subsidiaries or any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement for an amount that exceeds $50,000 in the aggregate;

(k)

enter into any agreement or arrangement that limits or otherwise restricts in any material respect Sunward or any of its subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect Sunward or any of its subsidiaries, from competing in any manner;

(l)	waive, release or assign any material rights, claims or benefits of Sunward or any of its subsidiaries;

(m)

except as expressly contemplated by this Agreement, enter into any agreement that, if entered into prior to the date hereof, would be a material Contract or modify, amend in any material respect, transfer or terminate any material Contract, or waive, release or assign any material rights or claims thereto or thereunder;

(n)

take any action or fail to take any action, which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct the business of Sunward and its subsidiaries as now conducted, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for regulatory approvals;

(o)

take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Sunward to consummate the Arrangement or the other transactions contemplated by this Agreement; or

(p)	agree, resolve or commit to do any of the foregoing.

5.2	Covenants of Sunward Relating to the Arrangement

Sunward shall, and shall cause its subsidiaries to, perform all obligations required to be performed by Sunward or any of its subsidiaries under this Agreement, co-operate with NovaCopper in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5, Sunward shall and, where applicable, shall cause its subsidiaries to:

(a)	use commercially reasonable efforts to obtain and assist NovaCopper in obtaining all required Key Regulatory Approvals;

(b)

use commercially reasonable efforts to obtain as soon as practicable following execution of this Agreement all third party consents, approvals and notices required under any material Contracts to which Sunward or any of its subsidiaries is a party, and all Key Third Party Consents;

(c)

defend all lawsuits or other legal, regulatory or other proceedings against Sunward challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; provided that NovaCopper may, at its option and expense, direct the joint defence of NovaCopper and Sunward in respect of any such legal, regulatory or other proceedings;

(d)	provide such assistance as may be reasonably requested by NovaCopper for the purposes of completing the NovaCopper Meeting;

(e)

subject to applicable Law, make available and cause to be made available to NovaCopper, and its agents and advisors, information reasonably requested by NovaCopper for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of NovaCopper and Sunward following completion of the Arrangement and confirming the representations and warranties of Sunward set out in Section 3.1;

(f)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement and take all steps set forth in the Interim Order;

(g)

subject to obtaining confirmation that insurance coverage is maintained as contemplated in Section 7.6, and provided that the Effective Date has occurred, Sunward will use its commercially reasonable efforts to obtain and deliver to NovaCopper at the Effective Time duly executed and legally binding resignations, effective as of the Effective Date, of each director and officer of Sunward and its subsidiaries as NovaCopper may reasonably require, together with corresponding releases in favour of Sunward and its subsidiaries, as applicable, each in form and substance satisfactory to NovaCopper, acting reasonably;

(h)

deliver to each director and officer who delivers a resignation under Section 5.2(g), a release in favour of such resigning director or officer, each in form and substance satisfactory to NovaCopper, acting reasonably; and

(i)

vote any and all NovaCopper Shares held by it on the record date for the NovaCopper Meeting in favour of the issuance of the Consideration Shares, the DSU Shares and the reservation for issuance of the Option Shares.

5.3	Covenants of NovaCopper Regarding the Conduct of Business

From the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by applicable Laws, consented to by Sunward in writing, or otherwise expressly contemplated or permitted by this Agreement, NovaCopper shall, and shall cause each of its subsidiaries to, conduct the business of NovaCopper and its subsidiaries, taken as a whole, in the ordinary course consistent with past practice and, to the extent consistent therewith, use its (and cause each of its subsidiaries to use its) reasonable best efforts to (i) preserve intact the present business organization of each of NovaCopper and its subsidiaries, (ii) maintain in effect all material Permits of each of NovaCopper and its subsidiaries, (iii) keep available the services of present officers, key employees and key consultants of each of NovaCopper and its subsidiaries, (iv) comply in all material respects with the terms of each material Contract to which NovaCopper or any of its subsidiaries is a party, and (v) preserve intact the material relationships of each of NovaCopper and its subsidiaries with suppliers and distributors. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by applicable Law or otherwise expressly contemplated or permitted by this Agreement, NovaCopper shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of NovaCopper (which consent shall not be unreasonably withheld or delayed):

(a)

amend its notice of articles, articles, charter, by-laws or other comparable organizational documents to split, combine, reclassify or create a new class of any shares in the capital of NovaCopper or any of its subsidiaries;

(b)	adopt a plan of liquidation or dissolution providing for the liquidation or dissolution of Sunward or any of its subsidiaries;

(c)

take any action or fail to take any action, which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct the business of NovaCopper and its subsidiaries as now conducted, or fail to prosecute with commercially reasonable due diligence any pending applications to any Governmental Entities for regulatory approvals;

(d)

take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of NovaCopper to consummate the Arrangement or the other transactions contemplated by this Agreement; or

(e)	agree, resolve or commit to do any of the foregoing.

5.4	Covenants of NovaCopper Relating to the Arrangement

NovaCopper shall, and shall cause its subsidiaries to, perform all obligations required to be performed by NovaCopper or any of its subsidiaries under this Agreement, co-operate with Sunward in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing or the obligations in Section 2.5, NovaCopper shall and, where applicable, shall cause its subsidiaries to:

(a)

use commercially reasonable efforts to obtain and assist Sunward in obtaining all required Key Regulatory Approvals; provided, that nothing contained in this Agreement or the Plan of Arrangement shall require, or shall be deemed to require, NovaCopper to accept any undertaking or condition or enter into any consent decree or hold separate order, to make any divestiture or to accept any operational restriction or limitation required by any Governmental Entity;

(b)	use its commercially reasonable efforts to obtain and assist Sunward in obtaining all required Key Third Party Consents;

(c)	defend all lawsuits or other legal, regulatory or other proceedings against NovaCopper challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(d)	provide such assistance as may be reasonably requested by Sunward for the purposes of conducting the Sunward Meeting;

(e)

apply for and use commercially reasonable efforts to obtain (i) conditional approval of the listing and posting for trading on the TSX of the Consideration Shares, the DSU Shares and reservation for listing and posting for trading of the Option Shares, subject only to satisfaction by NovaCopper of customary listing conditions of the TSX, and (ii) approval of the listing and posting for trading of the Consideration Shares, the DSU Shares and reservation for listing and posting for trading of the Option Shares, in each case on the NYSE MKT, subject to notice of issuance;

(f)

subject to applicable Law, make available and cause to be made available to Sunward, and its agents and advisors, information reasonably requested by Sunward for the purposes of confirming the representations and warranties of NovaCopper set out in Section 4.1;

(g)	use commercially reasonable efforts to satisfy all conditions precedent in this Agreement;

(h)

in accordance with the terms of the Plan of Arrangement, at the Effective Time, to the extent applicable, each Sunward Option which is outstanding and has not been duly exercised prior to the Effective Date, shall be exchanged for a fully-vested option (each, a “Arrangement Option”) to purchase from NovaCopper the number of Option Shares (rounded down to the nearest whole share) equal to: (i) the Exchange Ratio multiplied by(ii) the number of Sunward Shares subject to such Sunward Option immediately prior to the Effective Date. Such Arrangement Option shall provide for an exercise price per Option Share (rounded up to the nearest whole cent) equal to: (x) the exercise price per Sunward Share otherwise purchasable pursuant to such Arrangement Option; divided by (y) the Exchange Ratio. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Sunward Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of an Arrangement Option will be increased such that the In- the-Money Amount of the Arrangement Option immediately after the exchange does not exceed the In-the-Money Amount of the Sunward Option immediately before the exchange. All such Arrangement Options shall expire 90 days following the Effective Date. All terms and conditions of an Arrangement Option, including the conditions to and manner of exercising, will be the same as the Sunward Option for which it was exchanged, and shall be governed by the terms of the applicable Sunward Stock Option Plan and any certificate or option agreement previously evidencing the Sunward Option shall thereafter evidence and be deemed to evidence such Arrangement Option. Taxes shall be deducted and withheld in connection with the exercise of Arrangement Options to the extent required under applicable Law; and

(i)	vote any and all Sunward Shares held by it on the record date for the Sunward Meeting in favour of the Arrangement Resolution.

5.5	Additional Covenants

(a)

Sunward shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by Sunward or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(b)

Each Party shall promptly notify the other Party in writing of any circumstance or development that, to the knowledge of such Party, is or could reasonably be expected to constitute a Material Adverse Effect with respect to such Party;

(c)

Sunward shall effect such reorganization of its business, operations, subsidiaries and assets or such other transactions as NovaCopper may reasonably request (each, a “Pre- Acquisition Reorganization”) prior to or following the Effective Time, and the Plan of Arrangement, if required, shall be modified accordingly; Sunward shall use commercially reasonable efforts to obtain all necessary consents, approvals or waivers from any persons to effect any such Pre-Acquisition Reorganization, and Sunward shall cooperate with NovaCopper in structuring, planning and implementing any such Pre-Acquisition Reorganization.

(d)

NovaCopper shall provide written notice to Sunward of any proposed Pre-Acquisition Reorganization at least ten (10) business days prior to the Effective Date. Upon receipt of such notice, Sunward and NovaCopper shall work cooperatively and use their commercially reasonable efforts to prepare prior to the Effective Time all required documentation and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective (i) as of the last moment of the business day ending immediately prior to the Effective Date, (ii) on the Effective Date (as part of the Plan of Arrangement or otherwise) or (iii) as the Parties may otherwise agree in writing.

(e)

The Parties acknowledge that the acquisition of Sunward by NovaCopper pursuant to the Plan of Arrangement and the amalgamation of Sunward and ULC pursuant to Section 5.5(f) of this Agreement (together, the “Acquisition”), are interdependent steps in a single transaction, to which the Parties hereto are legally committed as provided herein, and to which the Parties intend to treat as a single integrated transaction for U.S. federal income tax purposes.The Acquisition is intended to qualify as a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code (the “Code”) and this Agreement is intended to be a “plan of reorganization” within the meaning of the U.S. Treasury Regulations promulgated under Section 368 of the Code. Each Party, to the extent it is required to make any filings in the United States, agrees to treat the Acquisition as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the U.S. Treasury Regulations promulgated under Section 368 of the Code, and to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by applicable Law. Notwithstanding any representations and covenants set forth in this Agreement, it is understood and agreed that neither NovaCopper nor Sunward provide any assurances to any Sunward Securityholders regarding the United States income tax consequences of the Acquisition or Arrangement to any Sunward Securityholder.

(f)	As soon as practicable after the Effective Time NovaCopper intends that:

(i)	NovaCopper will incorporate a wholly owned subsidiary that is an unlimited liability corporation under the BCBCA (“ULC”); and

(ii)

ULC will undertake a horizontal short form amalgamation under section 274 of the BCBCA and ULC and Sunward shall be continued as one unlimited liability corporation (“Merged ULC Company”), in accordance with the following:

(A)	the property of each of the amalgamating corporations shall continue to be the property of Merged ULC Company;

(B)	the Merged ULC Company shall continue to be liable for the obligations of each of the amalgamating corporations;

(C)	any existing cause of action, claim or liability to prosecution of each of the amalgamating corporations shall be unaffected;

(D)

upon the issuance of a certificate of amalgamation pursuant to section 281 of the BCBCA, all shares in the capital of Sunward, including all shares which have been issued and are outstanding at the date hereof, shall be cancelled without any repayment of capital in respect thereof;

(E)	Merged ULC Company shall be authorized to issue an unlimited number of common shares without par value;

(F)	the Notice of Articles and Articles of ULC then in existence shall be deemed to be the Articles of the Merged ULC Company;

(G)	the registered office of ULC shall be the registered office of Merged ULC Company; and

(H)	the Merged ULC Company will be an unlimited liability corporation under the BCBCA.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by the Sunward Shareholders at the Sunward Meeting in accordance with the Interim Order;

(b)

the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Sunward or NovaCopper, acting reasonably, on appeal or otherwise;

(c)	the NovaCopper Shareholder Approval shall have been obtained;

(d)

there shall not exist any prohibition at Law, including any final, non-appealable cease trade order, injunction or other prohibition or order of any Governmental Entity of competent jurisdiction, which shall restrain, enjoin, make illegal or otherwise prohibit or prevent the consummation of the Arrangement;

(e)	the Key Regulatory Approvals shall have been obtained;

(f)	the Key Third Party Consents shall have been obtained;

(g)

(i) the TSX shall have conditionally approved the listing and posting for trading on the TSX of the Consideration Shares, Option Shares and DSU Shares, subject only to the satisfaction of customary listing conditions of the TSX, and (ii) the NYSE MKT shall have approved of the listing and posting for trading of the Consideration Shares, the DSU Shares and reservation for listing and posting for trading of the Option Shares, in each case on the NYSE MKT, subject to notice of issuance; and

(h)

the distribution of the Consideration Shares shall be exempt from the prospectus requirements of the Securities Laws in Canada and the issuance of the Consideration Shares shall be exempt from the registration requirements of the U.S. Securities Act.

6.2	Additional Conditions Precedent to the Obligations of NovaCopper

The obligation of NovaCopper to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of NovaCopper and may be waived by it in whole or in part at any time):

(a)

all covenants of Sunward under this Agreement to be performed on or before the Effective Time which have not been waived by NovaCopper shall have been duly performed by Sunward in all material respects;

(b)

all representations and warranties of Sunward set forth in this Agreement shall be true and correct as of the Effective Time, as though made as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties would not reasonably be expected to have a Material Adverse Effect with respect to Sunward; provided that (i) the representations and warranties of Sunward set forth in Sections 3.1(h) and 3.1(ii) shall be true and correct in all respects as of the Effective Time, as though made as of the Effective Time; (ii) the representations and warranties of Sunward set forth in Section 3.1(f) shall be true and correct in all respects as of the Effective Time, as though made as of the Effective Time, except for any failures to be so true and correct that, individually or in the aggregate, are de minimis (it being understood that any failures to be true and correct shall be deemed to be “de minimis” if and only if Sunward’s fully diluted capitalization as of the applicable determination date does not exceed Sunward’s fully diluted capitalization set forth in Section 3.1(f) by more than 0.25% in the aggregate); and (iii) the representations and warranties of Sunward set forth in Section 3.1(r) shall be true and correct in all material respects as of the Effective Time, as though made as of the Effective Time;

(c)	since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to Sunward;

(d)	holders of no more than 5% of the Sunward Shares shall have exercised Dissent Rights;

(e)	Sunward shall have made all “change of control” payments contemplated by the Contracts listed in Schedule 3.1(y)(ii) of the Sunward Disclosure Schedule subject to consummation of the Arrangement; and

(f)

NovaCopper shall have received a certificate of Sunward addressed to NovaCopper and dated the Effective Date, signed on behalf of Sunward by two senior executive officers of Sunward (on Sunward’s behalf and without personal liability), confirming the matters set forth in this Section 6.2 at the Effective Time.

The foregoing conditions will be for the sole benefit of NovaCopper and may be waived by it in whole or in part at any time.

6.3	Additional Conditions Precedent to the Obligations of Sunward

The obligation of Sunward to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Sunward and may be waived by it at whole or in part at any time):

(a)

all covenants of NovaCopper under this Agreement to be performed on or before the Effective Time which have not been waived by Sunward shall have been duly performed by NovaCopper in all material respects;

(b)

all representations and warranties of NovaCopper set forth in this Agreement shall be true and correct as of the Effective Time, as though made as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties would not reasonably be expected to have a Material Adverse Effect with respect to NovaCopper; provided that (i) the representations and warranties of NovaCopper set forth in Sections 4.1(h) and 4.1(hh) shall be true and correct in all respects as of the Effective Time, as though made as of the Effective Time; and (ii) the representations and warranties of NovaCopper set forth in Section 4.1(r) shall be true and correct in all material respects as of the Effective Time, as though made as of the Effective Time

(c)	NovaCopper shall have complied with its obligations under Section 2.11 and the Depositary shall have confirmed receipt of the Consideration;

(d)	since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to NovaCopper;

(e)	the Board Nominees shall have been appointed to the NovaCopper Board, subject to the consummation of the Arrangement; and

(f)

Sunward shall have received a certificate of NovaCopper addressed to Sunward and dated the Effective Date, signed on behalf of NovaCopper by two senior executive officers of NovaCopper (on NovaCopper’s behalf and without personal liability), confirming the matters set forth in this Section 6.3 at the Effective Time.

6.4	Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1	Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)

cause the representations or warranties of Sunward and NovaCopper contained in Sections 3.1(ii) or 4.1(hh), respectively, to be untrue or inaccurate in any respect on the date hereof or at the Effective Time;

(b)

cause any of the representations or warranties of any Party contained herein (other than the representations and warranties contained in Sections 3.1(ii) or 4.1(hh)) to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided that this paragraph (b) shall not apply in the case of any event or state of facts resulting from actions or omissions of a Party which are expressly permitted or required by this Agreement); or

(c)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

NovaCopper may not exercise its right to terminate this Agreement pursuant to Section 8.2(a)(iii)(C) and Sunward may not exercise its right to terminate this Agreement pursuant to Section 8.2(a)(iv)(C) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of fifteen (15) business days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order, such application shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect, this Agreement may not be terminated as a result of the cured breach.

7.2	Non-Solicitation

(a)

Except as otherwise expressly provided in this Article 7, neither Party shall, directly or indirectly, through any officer, director, employee, affiliate, representative (including any financial or other advisor) or agent of such Party or any of its subsidiaries (collectively, the “Representatives”):

(i)

solicit, initiate, knowingly encourage or facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal;

(ii)	participate in any substantive discussions or negotiations with any Person (other than the other Party or any of its affiliates) regarding an Acquisition Proposal;

(iii)	approve, accept, endorse or recommend, or publicly propose to approve, accept, endorse or recommend, any Acquisition Proposal;

(iv)	accept or enter into or publicly propose to accept or enter into, any agreement, understanding or arrangement or other Contract in respect of an Acquisition Proposal; or

(v)	make a Change in Recommendation.

(b)

Except as otherwise provided in this Article 7, each Party shall, and shall cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by such Party, its subsidiaries or any Representatives with respect to any Acquisition Proposal and, in connection therewith, such Party will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding such Party and its subsidiaries previously provided to any such Person or any other Person and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding such Party and its subsidiaries. Each Party agrees that neither it nor any of its subsidiaries shall terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it or any of its subsidiaries is a party (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into an announcement of this Agreement by such Party, pursuant to the express terms of any such agreement, shall not be a violation of this Section 7.2(b)) and each Party undertakes to enforce all standstill, non-disclosure, non-disturbance, non- solicitation and similar covenants that it or any of its subsidiaries have entered into prior to the date hereof, provided that a Party shall not be prevented from considering any Superior Proposal if the provisions of this Section 7.2 are otherwise complied with.

(c)

Notwithstanding Sections 7.2(a) and 7.2(b) and any other provision of this Agreement or of any other agreement between the Parties or between a Party and any other Person, including the provisions of any confidentiality or standstill agreement, if at any time following the date of this Agreement and prior to obtaining the approval of the Arrangement Resolution at the Sunward Meeting with respect to Sunward and the NovaCopper Shareholder Approval at the NovaCopper Meeting with respect to NovaCopper, a Party receives a written Acquisition Proposal that the board of directors of such Party determines in good faith, after consultation with its financial advisors and legal counsel, constitutes or could reasonably be expected to result in a Superior Proposal, then such Party may, provided it is in compliance with Sections 7.2(a) and 7.2(d):

(i)	furnish information with respect to such Party and its subsidiaries to the Person making such Acquisition Proposal; and/or

(ii)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal,

provided that such Party shall not, and shall not allow its Representatives to, disclose any non-public information with respect to such Party to such Person if (A) such non-public information has not been previously provided to, or is not concurrently provided to, the other Party hereto and (B) the Party receiving such Acquisition Proposal has not entered into a confidentiality agreement with such Person containing terms and conditions that are customary for such agreements in the mining industry and are no more favourable to such Person than those found in the Confidentiality Agreements.

(d)

Each Party shall promptly notify the other Party, at first orally and then in writing, within 24 hours of receipt of any Acquisition Proposal, including the material terms and conditions thereof, and the identity of the Person or Persons making the Acquisition Proposal, and shall include copies of any related documentation. The Party receiving such Acquisition Proposal shall thereafter also provide such other details of such Acquisition Proposal, or any amendment to any of the foregoing, as the other Party may reasonably request. Each Party receiving an Acquisition Proposal shall promptly keep the other Party fully informed as to the status, including any changes to the material terms, of such Acquisition Proposal, or any amendment thereto, and shall respond promptly to all inquiries from the other Party with respect thereto.

(e)

Notwithstanding anything in this Agreement to the contrary, subject to Section 7.2(f) and Section 7.3, (i) if at any time following the date of this Agreement and prior to obtaining the Sunward Shareholder Approval, Sunward receives an Acquisition Proposal which the Sunward Board concludes in good faith constitutes a Superior Proposal, then the Sunward Board may, subject to compliance with the procedures set forth in Section 8.2 and Section 7.4, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; and (ii) if at any time following the date of this Agreement and prior to obtaining the NovaCopper Shareholder Approval, NovaCopper receives an Acquisition Proposal which the NovaCopper Board concludes in good faith constitutes a Superior Proposal, then the NovaCopper Board may, subject to compliance with the procedures set forth in Section 8.2 and Section 7.4, terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal.

(f)

Nothing contained in this Agreement shall prohibit the board of directors of either Party, in response to a Superior Proposal, from taking any action or making a Change in Recommendation or from making any disclosure to any securityholder of such Party prior to the Sunward Meeting or the NovaCopper Meeting, as applicable, if, in the good faith judgment of such board of directors, after consultation with legal counsel, failure to take such action or make such disclosure would be inconsistent with the exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable Law; provided that Sunward shall not make a Change in Recommendation or terminate this Agreement pursuant to Section 8.2(a)(iv)(B) if the Sunward Shareholder Approval has been obtained and NovaCopper shall not make a Change in Recommendation or terminate this Agreement pursuant to Section 8.2(a)(iii)(B) if the NovaCopper Shareholder Approval has been obtained; provided further that, for greater certainty, in the event of a Change in Recommendation by the board of directors of a Party and a termination by the other Party of this Agreement pursuant to Section 8.2(a)(iii)(A) or 8.2(a)(iv)(A), as applicable, the Party making such Change in Recommendation shall pay the Termination Fee as required by Section 7.4 prior to or concurrently with such termination.

(g)

Subject to the provisions of this Section 7.2 and Section 7.3, nothing contained in this Agreement shall prevent a Party or the board of directors of such Party from calling and holding a meeting of such Party’s shareholders, or any of them, requisitioned by such Party’s shareholders, or any of them, in accordance with the BCBCA or ordered to be held by a court in accordance with applicable Laws.

7.3	Right to Match

(a)

Each Party covenants and agrees that it will not make a Change in Recommendation or accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.2(b)) unless:

(i)

the Party receiving such proposal (the “Receiving Party”) has complied with its obligations under Section 7.2 and has provided the other Party (the “Responding Party”) with a copy of all documentation relating to the Superior Proposal; and

(ii)	a period (the “Response Period”) of five (5) business days has elapsed from the date that is the later of:

(A)

the date on which the Responding Party receives written notice from the board of directors of the Receiving Party that such board of directors has determined, subject only to compliance with this Section 7.3, to make a Change in Recommendation or accept, approve, endorse, recommend or enter into a definitive agreement with respect to such Superior Proposal; and

(B)	the date the Responding Party receives all documentation relating to the Superior Proposal.

(b)

During the Response Period, the Responding Party will have the right, but not the obligation, to offer to amend this Agreement and the Plan of Arrangement. The board of directors of the Receiving Party shall review any such offer by the Responding Party to amend this Agreement and the Plan of Arrangement to determine whether the Acquisition Proposal to which the Responding Party is responding would continue to be a Superior Proposal when assessed against the Arrangement as it is proposed in writing by the Responding Party to be amended. If the board of directors of the Receiving Party determines that the Acquisition Proposal no longer constitutes a Superior Proposal, such board of directors will cause the Receiving Party to enter into an amendment to this Agreement with the Responding Party incorporating the amendments to the Agreement and Plan of Arrangement as set out in the written offer to amend, and will promptly reaffirm its recommendation of the Arrangement by the prompt issuance of a press release to that effect. If the board of directors of the Receiving Party determines that the Acquisition Proposal continues to be a Superior Proposal, the Receiving Party may approve and recommend that shareholders of the Receiving Party accept such Superior Proposal and may terminate this Agreement pursuant to Section 8.2(a)(iii)(B) or Section 8.2(a)(iv)(B), as applicable, in order to accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)

Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the shareholders of the Receiving Party shall constitute a new Acquisition Proposal for the purposes of this Section 7.3 and the Responding Party shall be afforded a new Response Period and the rights afforded in Section 7.3(b) in respect of each such Acquisition Proposal.

(d)

Where at any time within ten (10) days before the Sunward Meeting or the NovaCopper Meeting, as applicable, the Receiving Party has provided the Responding Party with a notice under Section 7.3(a) hereof, an Acquisition Proposal has been publicly disclosed or announced, and the Response Period has not elapsed, then, subject to applicable Laws, at the Responding Party’s request, the Receiving Party will postpone or adjourn the Sunward Meeting or the NovaCopper Meeting, as applicable, to a date acceptable to the Responding Party, acting reasonably, which shall not be later than ten (10) days after the scheduled date of the Sunward Meeting or the NovaCopper Meeting, as applicable, and shall, in the event that the Parties amend the terms of this Agreement pursuant to Section 7.3(b), ensure that the details of such amended Agreement are communicated to the shareholders as the Receiving Party prior to the resumption of the adjourned meeting.

7.4	Expenses and Termination Fees

(a)

Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)	If a Sunward Termination Fee Event occurs, Sunward shall pay NovaCopper (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 7.4(d).

(c)	For the purposes of this Agreement, “Sunward Termination Fee Event” means the termination of this Agreement:

(i)	by NovaCopper, pursuant to Section 8.2(a)(iii)(A);

(ii)	by Sunward, pursuant to Section 8.2(a)(iv)(B);

(iii)	by NovaCopper, pursuant to Section 8.2(a)(iii)(F); or

(iv)

by either Party pursuant to Section 8.2(a)(ii)(C), but only if, in the case of this paragraph (iv), prior to the earlier of the termination of this Agreement or the holding of the Sunward Meeting, a bona fide Acquisition Proposal with respect to Sunward shall have been made to Sunward or publicly announced by any Person (other than NovaCopper or any of its affiliates) and within twelve (12) months following the date of such termination:

(A)	any Acquisition Proposal with respect to Sunward is consummated; or

(B)	Sunward and/or one or more of its subsidiaries enters into a definitive agreement in respect of any Acquisition Proposal which is subsequently consummated at any time thereafter;

provided that, for the purposes of this Section 7.4(c)(iv), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(d)

If a Sunward Termination Fee Event occurs in the circumstances set out in Section 7.4(c)(ii), the Termination Fee shall be payable simultaneously with the occurrence of such Sunward Termination Fee Event. If a Sunward Termination Fee Event occurs in the circumstances set out in Section 7.4(c)(i) or 7.4(c)(iii), the Termination Fee shall be payable within two (2) business days following the occurrence of such Sunward Termination Fee Event. If a Sunward Termination Fee Event occurs in the circumstances set out in Section 7.4(c)(iv), the Termination Fee shall be payable within two (2) business days following the closing of the applicable transaction referred to therein.

(e)	If a NovaCopper Termination Fee Event occurs, NovaCopper shall pay Sunward (by wire transfer of immediately available funds) the Termination Fee in accordance with Section 7.4(g).

(f)	For the purposes of this Agreement, “NovaCopper Termination Fee Event” means the termination of this Agreement:

(i)	by Sunward, pursuant to Section 8.2(a)(iv)(A);

(ii)	by NovaCopper, pursuant to Section 8.2(a)(iii)(B);

(iii)	by Sunward, pursuant to Section 8.2(a)(iv)(F); or

(iv)

by either Party pursuant to Section 8.2(a)(ii)(D), but only if, in the case of this paragraph (iv), prior to the earlier of the termination of this Agreement or the holding of the NovaCopper Meeting, a bona fide Acquisition Proposal with respect to NovaCopper shall have been made to NovaCopper or publicly announced by any Person and within twelve (12) months following the date of such termination:

(A)	any Acquisition Proposal with respect to NovaCopper is consummated; or

(B)	NovaCopper and/or one or more of its subsidiaries enters into a definitive agreement in respect of any Acquisition Proposal which is subsequently consummated at any time thereafter;

provided that, for the purposes of this Section 7.4(f)(iv), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(g)

If a NovaCopper Termination Fee Event occurs in the circumstances set out in Section 7.4(f)(ii), the Termination Fee shall be payable simultaneously with the occurrence of such NovaCopper Termination Fee Event. If a NovaCopper Termination Fee Event occurs in the circumstances set out in Section 7.4(f)(i) or 7.4(f)(iii), the Termination Fee shall be payable within two (2) business days following the occurrence of such NovaCopper Termination Fee Event. If a NovaCopper Termination Fee Event occurs in the circumstances set out in Section 7.4(f)(iv), the Termination Fee shall be payable within two (2) business days following the closing of the applicable transaction referred to therein.

(h)

Each of the Parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without those agreements, the Parties would not enter into this Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.4 are payments of liquidated damages that are a genuine estimate of the damages which the Party entitled thereto would suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. The Parties irrevocably waive any right either may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where either Party is entitled to the Termination Fee and such Termination Fee is paid in full, except where the Party paying the Termination Fee willfully and intentionally breached Section 7.2, the Party receiving the Termination Fee shall be precluded from any other remedy against the other Party at law or in equity or otherwise (including an order for specific performance), and shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against such Party or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Agreement or the transactions contemplated hereby.

(i)

In no event shall the Parties be obligated to pay an amount in respect of the termination of this Agreement that is, in aggregate, in excess of the Termination Fee and under no circumstances is the Termination Fee payable more than once.

7.5	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, Sunward shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to NovaCopper and to the officers, employees, agents and representatives of NovaCopper such access as NovaCopper may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish NovaCopper with all data and information as NovaCopper may reasonably request. NovaCopper and Sunward acknowledge and agree that information furnished pursuant to this Section 7.5 shall be subject to the terms and conditions of the Confidentiality Agreement.

7.6	Insurance and Indemnification

(a)

Prior to the Effective Time, Sunward shall obtain and fully pay the premiums for a non- cancellable extension of the directors’ and officers’ liability coverage of Sunward’s existing directors’ and officers’ insurance policies and Sunward’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of up to six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from Sunward’s current D&O Insurance carriers or one or more insurance carriers with the same or better credit rating as Sunward’s current D&O Insurance carriers with respect to directors’ and officers’ insurance policies in an amount and scope at least as favorable as the D&O Insurance; provided, however, that in no event shall Sunward pay aggregate premiums for such “tail” insurance policies in excess of 250% of the aggregate annual premium for directors’ and officers’ liability policies currently maintained by Sunward; provided further, that if the aggregate premiums payable for such “tail” insurance policies exceed such amount, Sunward shall obtain “tail” insurance policies with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(b)

NovaCopper agrees that it shall cause Sunward to honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Sunward and its subsidiaries to the extent that they are disclosed in Schedule 7.6(b) of the Sunward Disclosure Letter, and acknowledges that such rights, to the extent that they are disclosed in Schedule 7.6(b) of the Sunward Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six (6) years from the Effective Date.

(c)

The provisions of this Section 7.6 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Sunward hereby confirms that it is acting as agent and trustee on their behalf. Furthermore, this Section 7.6 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six (6) years.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

(a)

This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding the Sunward Shareholder Approval or NovaCopper Shareholder Approval having been obtained or the approval of the Arrangement by the Court):

(i)	by mutual written agreement of Sunward and NovaCopper; or

(ii)	by either Sunward or NovaCopper, if:

(A)

the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

(B)

after the date hereof, there exists any final and non-appealable prohibition at Law, including any cease trade order, injunction or other prohibition or order of any Governmental Entity of competent jurisdiction, which shall restrain, enjoin, make illegal or otherwise prohibit or prevent the consummation of the Arrangement; or

(C)

the Arrangement Resolution shall have failed to obtain the Sunward Shareholder Approval at the Sunward Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order; or

(D)

the NovaCopper Shareholders shall have failed to approve the issuance or reservation for issuance, as the case may be, by NovaCopper of such number of NovaCopper Shares as may be required to be issued pursuant to the Plan of Arrangement, the and the transactions contemplated by this Agreement at the NovaCopper Meeting (including any adjournment or postponement thereof); or

(iii)	by NovaCopper, if:

(A)	the Sunward Board makes a Change in Recommendation; or

(B)

the NovaCopper Board authorizes NovaCopper, subject to complying with the terms of this Agreement, to enter into a legally binding agreement with respect to a Superior Proposal; provided that concurrently with such termination, NovaCopper pays the Termination Fee payable pursuant to Section 7.4; or

(C)

any of the conditions set forth in Sections 6.1 or 6.2 are not satisfied, and such condition is incapable of being satisfied by the Outside Date; provided that NovaCopper is not then in breach of this Agreement so as to cause any of the conditions set forth in Sections 6.1 or 6.2 not to be satisfied; or

(D)

subject to Section 7.1, including the cure period set forth therein, a representation or warranty of Sunward contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), or a material failure to perform any covenant or agreement on the part of Sunward set forth in this Agreement (other than as set forth in Section 7.2) shall have occurred, in each case that would cause one or more conditions set forth in Section 6.1 or Section 6.2 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that NovaCopper is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be satisfied; or

(E)

Sunward is in breach or in default of any of its obligations or covenants set forth in Section 7.2, other than an immaterial breach of Sunward’s obligation under Section 7.2 to provide notice of an Acquisition Proposal to NovaCopper within a prescribed period; or

(F)	the Sunward Board authorizes Sunward to enter into a binding written agreement relating to a Superior Proposal; or

(iv)	by Sunward, if:

(A)	the NovaCopper Board makes a Change in Recommendation; or

(B)

the Sunward Board authorizes Sunward, subject to complying with the terms of this Agreement, to enter into a legally binding agreement with respect to a Superior Proposal; provided that concurrently with such termination, Sunward pays the Termination Fee payable pursuant to Section 7.4; or

(C)

any of the conditions set forth in Sections 6.1 or 6.3 is not satisfied, and such conditions is incapable of being satisfied by the Outside Date; provided that Sunward is not then in breach of this Agreement so as to cause any of the conditions set forth in Sections 6.1 or 6.3 not to be satisfied; or

(D)

subject to Section 7.1, including the cure period set forth therein, a representation or warranty of NovaCopper contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), or a material failure to perform any covenant or agreement on the part of NovaCopper set forth in this Agreement (other than as set forth in Section 7.2) shall have occurred, in each case that would cause one or more conditions set forth in Section 6.1 or Section 6.3 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Sunward is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied;

(E)

NovaCopper is in breach or in default of any of its obligations or covenants set forth in Section 7.2, other than an immaterial breach of NovaCopper’s obligation under Section 7.2 to provide notice of an Acquisition Proposal to Sunward within a prescribed period; or

(F)	the NovaCopper Board authorizes NovaCopper to enter into a binding written agreement relating to a Superior Proposal.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)(i)) shall give notice of such termination to the other Party.

(c)

If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 8.2(c), Sections 7.4, 9.1, 9.2, 9.3, 9.6, 9.7, 9.8 and 9.9 shall survive any termination hereof; provided further that neither the termination of this Agreement nor anything contained in this Section 8.2 shall relieve a Party from any liability arising on or prior to such termination.

8.3	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Sunward Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties;

(d)	waive compliance with or modify any mutual conditions precedent herein contained; and/or

(e)	amend the steps comprising the Arrangement.

8.4	Waiver

Any Party may:

(a)	extend the time for the performance of any of the obligations or acts of the other Party;

(b)	waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfillment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party,

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise.

ARTICLE 9
GENERAL PROVISIONS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the Arrangement is consummated, neither Party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Date;

(b)	which does not relate directly to the carrying on of the business of such Party or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented; and

(c)	as otherwise required by Law.

Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information relating to such other Party or its Representatives in such Party’s possession or in the possession of any of such Party’s Representatives, including all copies, reproductions, summaries or extracts thereof.

9.2	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or if sent by facsimile or e-mail transmission, on a business day between the hours of midnight and 5:00 p.m. recipient local time on that business day, provided if it is received later or not on a business day, then the next business day, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Sunward:

Sunward Resources Ltd.
Suite 1410, 1090 West Georgia Street
Vancouver, BC	V6E 3V7

Attention:	Chief Executive Officer
Facsimile:	604-677-1766

with a copy (which shall not constitute notice) to:

Anfield Sujir Kennedy & Durno LLP
1600 – 609 Granville Street
Vancouver, BC V7Y 1C3

Attention:	Jay Sujir
Facsimile:	604-669-3877

(b)	if to NovaCopper:

NovaCopper Inc.
Suite 1950 - 777 Dunsmuir Street
Vancouver, BC	V7Y 1K4

Attention:	Chief Executive Officer
Facsimile:	604-638-8088

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
595 Burrard Street, Suite 2600
P.O. Box 49314, Three Bentall Centre
Vancouver, BC V7X 1L3

Attention:	Trisha Robertson
Facsimile:	604-631-3309

9.3	Governing Law; Waiver of Jury Trial

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.4	Injunctive Relief

Subject to Section 7.4, the Parties agree that irreparable harm would occur for which monetary damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy at law (including monetary damages) or in equity, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

(a)	This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors.

(b)

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

(c)

This Agreement (including the exhibits and schedules hereto, the Sunward Disclosure Letter and the NovaCopper Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement between the Parties, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the Parties.

9.7	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.8	No Third Party Beneficiaries

Except with respect to directors and officers of Sunward pursuant to Section 7.6, the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.9	Rules of Construction

The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement.

9.10	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOVACOPPER INC.

By:	/s/ Elaine Sanders
Name: Elaine Sanders
Title: Vice-President and Chief Financial Officer

SUNWARD RESOURCES LTD.

By:	/s/ Philip O’Neill
Name: Philip O’Neill
Title: CEO and Director

SCHEDULE A
PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined shall have the meanings ascribed to them below:

“Arrangement” means the arrangement of Sunward under Section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.3 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order (provided that any such amendment or variation is acceptable to both Sunward and NovaCopper, each acting reasonably);

“Arrangement Agreement” means the arrangement agreement dated as of April 22, 2015 between NovaCopper and Sunward, as may be amended, amended and restated or supplemented prior to the Effective Date;

“Arrangement Option” has the meaning ascribed thereto in Section 3.1(e);

“Arrangement Resolution” means the special resolution of the Sunward Shareholders approving the Plan of Arrangement which is to be considered at the Sunward Meeting;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia;

“Consideration” means the consideration to be received by the Sunward Shareholders pursuant to this Plan of Arrangement as consideration for their Sunward Shares, consisting of 0.30 of a NovaCopper Share per Sunward Share;

“Court” means the Supreme Court of British Columbia;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by Sunward and NovaCopper for the purpose of, among other things, exchanging certificates representing Sunward Shares for the Consideration in connection with the Arrangement;

“Dissent Right” shall have the meaning ascribed thereto in Section 4.1(a);

“Dissenting Shareholder” means a registered holder of Sunward Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for their Sunward Shares;

“Dissenting Shares” means Sunward Shares held by a Dissenting Shareholder who has demanded and perfected Dissent Rights in respect of the Sunward Shares in accordance with the Interim Order and who, as of the Effective Time has not effectively withdrawn or lost such Dissent Rights;

“Effective Date” means the date upon which the Arrangement becomes effective as set out in Section 2.10 of the Arrangement Agreement;

“Effective Time” means the time on the Effective Date that the Arrangement will be deemed to have been completed, which shall be 12:01 am (Vancouver time) on the Effective Date or such other time as agreed to by NovaCopper and Sunward in writing;

“Exchange Ratio” means 0.30;

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to Sunward and NovaCopper, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Sunward and NovaCopper, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Sunward and NovaCopper, each acting reasonably) on appeal;

“final proscription date” shall have the meaning ascribed thereto in Section 5.5;

“Former Sunward Shareholders” means, at and following the Effective Time, the registered Sunward Shareholders immediately prior to the Effective Time;

“In-the-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at the time of securities subject to the stock option exceeds the aggregate exercise price of the stock option;

“Interim Order” means the interim order of the Court made pursuant to Section 291 of the BCBCA, in a form acceptable to Sunward and NovaCopper, each acting reasonably, providing for, among other things, the calling and holding of the Sunward Meeting, as the same may be amended by the Court with the consent of Sunward and NovaCopper, each acting reasonably;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any Permit of or from any Governmental Entity or self-regulatory authority (including the TSX and the NYSE MKT), and the term “applicable” with respect to such Laws and in a context that refers to a Party, means such Laws as are applicable to such Party and/or its subsidiaries or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party and/or its subsidiaries or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal to be forwarded by Sunward to Shareholders together with the Sunward Circular or such other equivalent form of letter of transmittal acceptable to NovaCopper acting reasonably;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“NovaCopper” means NovaCopper Inc., a corporation existing under the BCBCA;

“NovaCopper Shares” means the common shares of NovaCopper;

“Option Shares” means the NovaCopper Shares issuable upon the exercise of Arrangement Options;

“Parties” means Sunward and NovaCopper, and “Party” means any of them;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Sunward” means Sunward Resources Ltd., a corporation existing under the BCBCA;

“Sunward Circular” means the notice of the Sunward Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Sunward Shareholders in connection with the Sunward Meeting, as amended, supplemented or otherwise modified from time to time;

“Sunward Meeting” means the special meeting of Sunward Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Sunward Options” means the outstanding options to purchase Sunward Shares granted under the Sunward Stock Option Plan;

“Sunward Securityholders” means the Sunward Shareholders and holders of Sunward Options;

“Sunward Shareholders” means the holders of Sunward Shares;

“Sunward Shares” means the common shares in the authorized share capital of Sunward;

“Sunward Stock Option Plan” means the incentive stock option plan of Sunward, adopted by Sunward on September 10, 2014;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Taxes” includes any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee liability in respect of any of the foregoing.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Currency

Unless otherwise stated, all references herein to amounts of money are expressed in lawful currency of Canada and “$” refers to Canadian dollars.

1.7	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are local time in Vancouver, British Columbia unless otherwise stipulated herein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2	Binding Effect

At the Effective Time, this Plan of Arrangement shall be binding on:

(a)	NovaCopper;

(b)	Sunward;

(c)	all registered and beneficial Sunward Shareholders, including Dissenting Shareholders;

(d)	all registered and beneficial holders of Sunward Options and Sunward DSUs;

(e)	the registrar and transfer agent in respect of the Sunward Shares and the NovaCopper Shares; and

(f)	the Depositary.

ARTICLE 3
ARRANGEMENT

3.1	Arrangement

At the Effective Time, except as otherwise noted herein, the following shall occur and shall be deemed to occur sequentially, in the following order, without any further act or formality required on the part of any Person, in each case effective as at the Effective Time:

(a)

the Sunward Resources Ltd. Deferred Share Unit Plan shall be terminated with respect to all plan participants, and in full payment of the obligations thereunder in a manner compliant with U.S. Treasury Regulation section 1.409A-3(j)(4)(ix)(B), each Sunward DSU which is outstanding and has not vested will fully-vest automatically and be exchanged for the number of DSU Shares (rounded down to the nearest whole share) equal to (i) the Exchange Ratio multiplied by (ii) the number of Sunward Shares subject to such Sunward DSU at the time of vesting;

(b)

each Sunward Share (other than any Sunward Shares held by NovaCopper and any Sunward Shares in respect of which any Sunward Shareholder has validly exercised his, her or its Dissent Right) shall be deemed to be transferred to NovaCopper (free and clear of any Liens) in exchange for the Consideration, subject to Article 4 hereof;

(c)

each Sunward Share in respect of which any Sunward Shareholder has validly exercised his, her or its Dissent Right shall be directly transferred and assigned by such Dissenting Shareholder to Sunward (free and clear of any Liens) in accordance with Article 4 hereof;

(d)	with respect to each Sunward Share transferred and assigned in accordance with Section 3.1(b) hereto:

(i)

the registered holder thereof shall cease to be the registered holder of such Sunward Share and the name of such registered holder shall be removed from the register of Sunward Shareholders as of the Effective Time;

(ii)

the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Sunward Shares in accordance with Section 3.1(b) hereto; and

(iii)	NovaCopper will be the holder of all of the outstanding Sunward Shares and the register of Sunward Shareholders shall be revised accordingly;

(e)

each Sunward Option which is outstanding and has not been duly exercised prior to the Effective Date, shall be exchanged for a fully-vested option (each, a “Arrangement Option”) to purchase from NovaCopper the number of Option Shares (rounded down to the nearest whole share) equal to: (i) the Exchange Ratio multiplied by (ii) the number of Sunward Shares subject to such Sunward Option immediately prior to the Effective Date. Such Arrangement Option shall provide for an exercise price per Option Share (rounded up to the nearest whole cent) equal to: (x) the exercise price per Sunward Share otherwise purchasable pursuant to such Arrangement Option; divided by (y) the Exchange Ratio. It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Sunward Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of an Arrangement Option will be increased such that the In-the-Money Amount of the Arrangement Option immediately after the exchange does not exceed the In-the-Money Amount of the Sunward Option immediately before the exchange. All such Arrangement Options shall expire 90 days following the Effective Date. All terms and conditions of an Arrangement Option, including the conditions to and manner of exercising, will be the same as the Sunward Option for which it was exchanged, and shall be governed by the terms of the applicable Sunward Stock Option Plan and any certificate or option agreement previously evidencing the Sunward Option shall thereafter evidence and be deemed to evidence such Arrangement Option. Taxes shall be deducted and withheld in connection with the exercise of Arrangement Options to the extent required under applicable Law and

(f)

the exchanges and cancellations provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding certain procedures related thereto may not be completed until after the Effective Date.

3.2	Post-Effective Time Procedures

(a)

Following the receipt of the Final Order and prior to the Effective Date, NovaCopper shall deliver or arrange to be delivered to the Depositary the Consideration, including certificates representing the NovaCopper Shares required to be issued to Former Sunward Shareholders in accordance with the provisions of Section 3.1(b) hereof, which certificates shall be held by the Depositary as agent and nominee for such Former Sunward Shareholders for distribution to such Former Sunward Shareholders in accordance with the provisions of Article 5 hereof.

(b)

Subject to the provisions of Article 5 hereof, and upon return of a properly completed Letter of Transmittal by a registered Former Sunward Shareholder together with certificates, if any, which, immediately prior to the Effective Time represented Sunward Shares and such other documents as the Depositary may require, Former Sunward Shareholders shall be entitled to receive delivery of the certificates representing the NovaCopper Shares.

3.3	No Fractional NovaCopper Shares

In no event shall any holder of Sunward Shares be entitled to a fractional NovaCopper Share. Where the aggregate number of NovaCopper Shares to be issued to a Sunward Shareholder as consideration under this Arrangement would result in a fraction of a NovaCopper Share being issuable, the number of NovaCopper Shares to be received by such Sunward Shareholder shall be rounded down to the nearest whole NovaCopper Share in the event a Sunward Shareholder is entitled to a fractional share representing 0.5 or less of a NovaCopper Share and shall be rounded up to the nearest whole NovaCopper Share in the event a Sunward Shareholder is entitled to a fractional share representing more than 0.5 of a NovaCopper Share.

ARTICLE 4
DISSENT RIGHTS

4.1	Rights of Dissent

(a)

Pursuant to the Interim Order, Sunward Shareholders may exercise rights of dissent (“Dissent Rights”) under Division 2 of Part 8 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to Sunward Shares in connection with the Arrangement, provided that the written notice setting forth the objection of such registered Sunward Shareholders to the Arrangement and exercise of Dissent Rights must be received by Sunward not later than 5:00 p.m. on the business day that is two (2) business days before the Sunward Meeting or any date to which the Sunward Meeting may be postponed or adjourned and provided further that holders who exercise such Dissent Rights and who:

(i)

are ultimately entitled to be paid fair value for their Sunward Shares, which fair value, notwithstanding anything to the contrary contained in Section 245 of the BCBCA, shall be determined as of the close of business on the day before the Effective Date, shall be deemed to have transferred their Sunward Shares to Sunward as of the Effective Time, without any further act or formality and free and clear of all Liens, in consideration for the payment by Sunward of the fair value thereof, in cash and such Sunward Shares shall be cancelled by Sunward; and

(ii)

are ultimately not entitled, for any reason, to be paid fair value for their Sunward Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Sunward Shares and shall be entitled to receive only the consideration contemplated in Section 3.1(b) hereof that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights and such Sunward Shares shall be cancelled by Sunward;

(b)

in no circumstances shall Sunward, NovaCopper or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Sunward Shares in respect of which such rights are sought to be exercised; and

(c)

for greater certainty, in no case shall Sunward, NovaCopper or any other Person be required to recognize Dissenting Shareholders as Sunward Shareholders after the Effective Time, and the names of such Dissenting Shareholders shall be deleted from the register of Sunward Shareholders as of the Effective Time. In addition to any other restrictions under Division 2 of Part 8 of the BCBCA, and for greater certainty, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Sunward Options; (ii) holders of Sunward DSUs; and (iii) Sunward Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution.

ARTICLE 5
DELIVERY OF CONSIDERATION

5.1	Delivery of Consideration

(a)

Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Sunward Shares that were exchanged for the Consideration, together with such other documents and instruments as would have been required to effect the transfer of the Sunward Shares formerly represented by such certificate under the BCBCA and the articles of Sunward and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the NovaCopper Shares.

(b)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Sunward Shares shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1(b) hereof.

5.2	Lost Certificates

If any certificate, that immediately prior to the Effective Time represented one or more outstanding Sunward Shares that were exchanged for the Consideration in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Consideration that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of Consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such Consideration is to be delivered shall, as a condition precedent to the delivery of such Consideration, give a bond satisfactory to NovaCopper and the Depositary in such amount as NovaCopper and the Depositary may direct, or otherwise indemnify NovaCopper and the Depositary in a manner satisfactory to NovaCopper and the Depositary, against any claim that may be made against NovaCopper or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the articles and by-laws of Sunward.

5.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to NovaCopper Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Sunward Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2 hereof. Subject to applicable Law and to Section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such NovaCopper Shares.

5.4	Withholding Rights

NovaCopper, Sunward and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other distributions otherwise payable to any former Sunward Securityholder such amounts as NovaCopper, Sunward or the Depositary may be required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Arrangement as having been paid to the Person to whom such amounts would otherwise have been paid.

5.5	Limitation and Proscription

To the extent that a Former Sunward Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 hereof on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Consideration that such Former Sunward Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof, and the Consideration to which such Former Sunward Shareholder was entitled shall be delivered to NovaCopper by the Depositary and certificates representing NovaCopper Shares forming a portion of the Consideration shall be cancelled by NovaCopper, and the interest of the Former Sunward Shareholder in the Consideration to which it was entitled shall be terminated as of such final proscription date.

5.6	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens.

5.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Sunward Shares and Sunward Options issued prior to the Effective Time, (ii) the rights and obligations of the registered Sunward Shareholders and holders of Sunward Options, and Sunward, NovaCopper, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Sunward Shares, Sunward Options or Sunward shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)

NovaCopper and Sunward reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by NovaCopper and Sunward; (iii) filed with the Court and, if made following the Sunward Meeting, approved by the Court; and (iv) communicated to Sunward Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Sunward at any time prior to the Sunward Meeting provided that NovaCopper shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Sunward Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Sunward Meeting shall be effective only if: (i) it is consented to in writing by each of NovaCopper and Sunward; (ii) it is filed with the Court (other than amendments contemplated in Section 6.1(d), which shall not require such filing) and (iii) if required by the Court, it is consented to by holders of the Sunward Shares voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time unilaterally by NovaCopper, provided that it concerns a matter that, in the reasonable opinion of NovaCopper, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any Former Sunward Shareholder or former holder of Sunward Options.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.

The arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Sunward Resources Ltd., a corporation existing under the Laws of the Province of British Columbia (“Sunward”), all as more particularly described and set forth in the Management Proxy Circular (the “Circular”) of Sunward dated •, 2015, accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.

The plan of arrangement (the “Plan of Arrangement”), involving Sunward and implementing the Arrangement, the full text of which is set out in Appendix • to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

3.

The arrangement agreement (the “Arrangement Agreement”) between Sunward and NovaCopper Inc. a corporation existing under the laws of the Province of British Columbia (“NovaCopper”), dated April 22, 2015, and all the transactions contemplated therein, the actions of the directors of Sunward in approving the Arrangement and the actions of the directors and officers of Sunward in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved.

4.

Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Sunward or that the Arrangement has been approved by the British Columbia Supreme Court, the directors of Sunward are hereby authorized and empowered, without further notice to, or approval of, the securityholders of Sunward:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.

Any director or officer of Sunward is hereby authorized and directed for and on behalf of Sunward to execute, whether under corporate seal of Sunward or otherwise, any and all documents that are required to be filed with the Registrar under the BCBCA in connection with the Arrangement Agreement or the Plan of Arrangement.

6.

Any one or more directors or officers of Sunward is hereby authorized, for and on behalf and in the name of Sunward, to execute and deliver, whether under corporate seal of Sunward or otherwise, all such agreements, forms waivers, notices, certificate, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

B-1

(a)	all actions required to be taken by or on behalf of Sunward, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Sunward;

(c)	such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-2

SCHEDULE C
KEY REGULATORY APPROVALS

Nil

C-1

SCHEDULE D
KEY THIRD PARTY CONSENTS

Nil

D-1